As filed with the Securities and Exchange Commission on December 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GENERAL CANNABIS CORP

(Exact name of Registrant as specified in its charter)

Colorado	6512	20-8096131
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6565 E. Evans Avenue

Denver, Colorado 80224

(303) 759-1300

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Robert L. Frichtel

6565 E. Evans Avenue

Denver, Colorado 80224

(303) 759-1300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Murray Indick, Esq.

John M. Rafferty, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling shareholder.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock to be offered for resale by selling stockholders	9,000,000	$3.25	$29,250,000	$3,390.08

(1) Consists of up to 9,000,000 shares of our common stock issuable upon exercise of warrants issued pursuant to a promissory note and warrant purchase agreement dated September 21, 2016.
(2)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock on November 30, 2016 as reported by the OTC Markets Group.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 5, 2016

PRELIMINARY PROSPECTUS

General Cannabis Corp.

9,000,000 Shares of Common Stock

By means of this prospectus the selling stockholders are offering to sell up to 9,000,000 shares of our common stock, par value $0.001 per share, which are issuable upon the exercise of outstanding warrants.

We are registering 9,000,000 shares for resale by the selling stockholders under the terms of a promissory note and warrant purchase agreement, dated September 21, 2016, with the selling stockholders. Such shares will be issued upon exercise of the warrants. The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Although we will receive proceeds if any warrants are exercised, the selling stockholders will receive all of the net proceeds from the offering. We will bear all costs associated with the registration of the shares covered by this prospectus. The selling stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares, plus brokerage fees.

The total amount of shares of common stock that may be sold pursuant to this prospectus would constitute approximately 57.0% of the Company’s issued and outstanding common stock as of November 30, 2016, assuming that the selling security holders will sell all of the shares offered for sale.

Our common stock is quoted by the OTC Markets Group under the symbol “CANN.” On November 30, 2016, the closing price of our common stock was $3.28 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	7
USE OF PROCEEDS	14
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	15
DILUTION	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	26
BUSINESS	27
MANAGEMENT	32
EXECUTIVE COMPENSATION	34
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
SELLING STOCKHOLDERS	38
DESCRIPTION OF CAPITAL STOCK	39
PLAN OF DISTRIBUTION	41
AVAILABLE INFORMATION	43
INTEREST OF NAMED EXPERTS AND COUNSEL	43
LEGAL MATTERS	43
EXPERTS	43
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

As used in this prospectus, the terms “we,” “us,” the “Company” and “GCC” mean General Cannabis Corp. and, where appropriate, our consolidated subsidiaries.

i

PROSPECTUS SUMMARY

This summary identifies those aspects of the offering that are the most significant. This summary is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Corporate History

Our predecessor company, Promap Corporation (“Promap”), a Colorado corporation, was incorporated on November 12, 1987. Promap previously operated an oil and gas mapping business, and most of its sales were to a company controlled by its former chief executive officer. On August 14, 2013, Promap acquired 94% of the issued and outstanding shares of Advanced Cannabis Solutions, Inc. (“ACSI”), a private Colorado corporation, in exchange for 12,400,000 shares of its common stock. Following the acquisition, our core business became the provision of sophisticated services and solutions to the regulated cannabis industry throughout the United States.

On November 9, 2013, Promap acquired the remaining 6% of the share capital of ACSI. On October 1, 2013, Promap changed its name from Promap Corporation to Advanced Cannabis Solutions, Inc. On December 31, 2013, the oil and gas mapping business was sold to our former chief executive officer in consideration of his agreement to assume all liabilities associated with such business. On June 17, 2015, we changed our name from Advanced Cannabis Solutions, Inc. to General Cannabis Corp.

On March 26, 2015, we acquired substantially all of the assets of Iron Protection Group, LLC, a Colorado limited liability company, doing business as “Iron Protection Group” or “IPG.”  In May 2015, we relaunched our consulting business under the tradename “Next Big Crop” by hiring individuals with expertise in the cannabis consulting industry.  On September 25, 2015, we acquired substantially all of the assets of Chiefton Supply Co., a Colorado corporation, doing business as “Chiefton.”

Our stock currently is quoted under the symbol “CANN” (OTCQB).

Corporate Structure

We operate through our five wholly-owned subsidiaries: (a) ACS Colorado Corp., a Colorado corporation incorporated in 2013; (b) Advanced Cannabis Solutions Corporation, a Colorado corporation incorporated in 2013; (c) 6565 E. Evans Owner LLC, a Colorado limited liability company formed in 2014; (d) General Cannabis Capital Corporation, a Colorado corporation incorporated in 2015; and (e) GC Security LLC, a Colorado limited liability company formed in 2015. Advanced Cannabis Solutions Corporation has one wholly-owned subsidiary company, ACS Corp., a Colorado corporation, incorporated in 2013.

Our Products, Services and Customers

We operate in a rapidly evolving and highly regulated industry. We have been and will continue to be aggressive in executing strategic acquisitions and other opportunities that we believe will benefit us in the long-term.

Through our reporting segments, we provide products and services to the regulated cannabis industry, which include the following:

Security and Cash Management Services

Iron Protection Group provides advanced security, including on-site professionals, video surveillance and cash transport, to licensed cannabis cultivators and retail shops under the business name “Iron Protection Group.” As of November 30, 2016, IPG had approximately 78 security guards on staff who serve 15 clients throughout Colorado.

Marketing and Products

Chiefton’s apparel business strives to create innovative, unique cannabis-inspired t-shirts, hats, hoodies and accessories.  Our apparel is sold through our on-line shop, our physical store, cannabis retailers, and specialty t-shirt and gift shops.  The apparel sold by Chiefton is purchased and screen printed by third parties, for which there are numerous suppliers.

Chiefton Design provides design, branding and marketing strategy consulting services to the cannabis industry.  We assist clients in developing a comprehensive marketing strategy, as well as designing and sourcing client-specific apparel and products.

Our wholesale equipment and supply business, operated under the name “GC Supply,” provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include infrastructure, equipment, consumables, and compliance packaging.  GC Supply operates out of a leased, 1,800 square foot warehouse located in Colorado Springs, Colorado.

Consulting and Advisory

Through Next Big Crop, we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. Our business plan for Next Big Crop is based on the future growth of the regulated cannabis market in the United States.

Finance and Real Estate

Real Estate Leasing

We own a cultivation property in a suburb of Pueblo, Colorado, consisting of approximately three acres of land, which currently includes a 5,000 square foot steel building, and a parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022.  All costs associated with this facility are included in our Finance and Real Estate segment.

Our real estate leasing business plan includes the potential future acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities would range in size from 5,000 to 50,000 square feet. These facilities would only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants would include certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as “The Greenhouse”. The building is a 16,056 square foot facility, which we use as our corporate headquarters and Chiefton’s retail location.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design. We continue to assess the opportunity to lease shared workspace for entrepreneurs, professionals and others serving the cannabis industry. Clients would be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants may include media, internet, packaging, lighting, cultivation supplies, and financial services-related companies. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance

Our industry finance strategy includes evaluating opportunities to make direct term loans or to provide revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products.  These loans would generally be secured to the maximum extent permitted by law.  We believe there is a significant demand for this type of financing.  We are assessing other finance services including customized finance, capital formation, and banking, for participants in the cannabis industry.

On November 4, 2015, we entered into an agreement with Infinity Capital, an investment management company that was founded and is controlled by our chairman of the board, Michael Feinsod. The agreement was amended on March 29, 2016 and on September 16, 2016 (as amended, the “DB Option Agreement”).  Mr. Feinsod and Infinity Capital collectively own 9% of our outstanding common stock, as of November 30, 2016. Pursuant to the DB Option Agreement, we have the right to purchase all of Infinity Capital’s interest in DB Products Arizona, LLC (“DB”) at Infinity Capital’s actual cost, plus $1.00, or $800,001. The interests for which the option has been granted are Infinity Capital’s 50% equity interest in the membership interests of DB, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB in favor of Infinity Capital for up to $800,000.  DB is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis “Dixie Elixirs and Edibles” products in Arizona.  DB expects to begin sales in 2016.  We have no obligation to exercise the option, which expires September 30, 2018.

Our Competitive Strengths

We believe we possess certain competitive strengths and advantages in the industries in which we operate:

Range of Services. We are able to leverage our breadth of services and resources to deliver comprehensive, integrated solutions to companies in the cannabis industry—from operational, compliance and marketing consulting, to products, security and financing services.

Strategic Alliances. We are dedicated to growing through strategic acquisitions, partnerships and agreements that will enable us to enter and expand into new markets. Our strategy in pursuing these alliances are based on the target’s ability to generate positive cash flow, effectively meet customer needs, and supply desirable products, services or technologies, among other considerations. We anticipate that strategic alliances will play a significant role as more states pass legislation permitting the cultivation and sale of hemp and cannabis.

Lending Capabilities. In February 2014, the Treasury Department issued guidelines for financial institutions dealing with cannabis-related businesses, (see “Business—Government and Industry Regulation—FinCEN”).  In March 2015, legislation was introduced in the U.S. Senate proposing to change federal law such that states could regulate medical use of cannabis without risk of federal prosecution. A key component of the proposed Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) is to reclassify cannabis under the Controlled Substances Act to Schedule II, thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. However, many banks and traditional financial institutions refuse to provide financial services to cannabis-related businesses. We plan to provide finance and leasing solutions to market participants using the FinCEN guidelines as a primary guide for compliance with federal law.

Regulatory Compliance. The state laws regulating the cannabis industry are changing at a rapid pace. Currently, there are twenty-nine U.S. states and the District of Columbia that have created a legislative body to manage the medical cannabis industry. There are also eight states that have allowed recreational use. In the state of Colorado, where we draw almost all of our revenue, cannabis is heavily regulated. Ensuring that all aspects of our operations are in compliance with all laws, policies, guidance and regulations to which we are subject and providing an opportunity to our customers and allies to use our services in order to ensure that they, too, are in full compliance are both critical components of our business plan.

Industry Knowledge. We continue to create, share and leverage information and experiences with the purpose of creating awareness and identifying opportunities to increase shareholder value. Our management team has extensive knowledge of the cannabis industry and closely monitors changes in legislation. We work with partners who enhance the breadth of our industry knowledge.

Our Opportunity

Our target markets are those where states have legalized the production and use of cannabis. Historically, the majority of our revenues have come from the state of Colorado. In Colorado, the cannabis market was expanded in January 2014 to permit “recreational use.” Generally, this means adults over the age of twenty-one, including visitors from other states, can purchase cannabis from licensed retailers, subject to certain daily limits. According to the Colorado Department of Revenue, Colorado’s cannabis industry reported estimated cannabis sales during calendar year 2015 of $963.3 million. Colorado’s total estimated cannabis sales for the first seven months of 2016 were $720 million, compared to $538 million for the corresponding period of 2015.

Most recently, voters in California, Nevada, Maine and Massachusetts approved ballot measures to legalize cannabis for adult recreational use, bringing the total number of states with legalized recreational cannabis use to eight, in addition to the District of Columbia.

As of November 30, 2016, more than 25 states have legalized the use of cannabis for medical use in some form, including five states in 2016 alone. It may take multiple years for a state to establish regulations and for cannabis businesses to begin generating revenue from operations, so the impact of new states legalizing the medical use of cannabis may begin to be realized in 2018 and 2019.

Continued development of the regulated cannabis industry depends on continued legislative authorization at the state level. Progress, while encouraging, is not assured and any number of factors could slow or halt progress in the cannabis industry.

Corporate Offices

Our principal executive offices are at 6565 E. Evans Avenue, Denver, Colorado 80224, and our telephone number is (303)759-1300. Our website is http://generalcann.com/investor-relations/. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholders

4,500,000 shares of common stock issuable upon exercise of our 12% A Warrants (as defined herein); and

4,500,000 shares of common stock issuable upon exercise of our 12% B Warrants (as defined herein).

Common Stock Outstanding Before the Offering	15,737,921 shares of common stock as of November 30, 2016.

Common Stock Outstanding After the Offering (1)	24,737,921 shares of common stock.

Terms of the Offering	The selling stockholder will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon such time as all of the shares of common stock offered hereby have been sold.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. We will, however, receive proceeds from the selling stockholders’ exercise of the warrants to purchase shares of our common stock, which shares we are hereby registering. We will use these proceeds for general corporate purposes, including for working capital and acquisitions. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

OTCQB Trading Symbol	“CANN”

(1)   Assumes exercise of all warrants listed above.

HISTORICAL FINANCIAL DATA

The following information represents selected audited financial information for our company for the years ended December 31, 2015 and 2014, and selected unaudited financial information for our company for the nine months ended September 30, 2016 and 2015. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” found in this prospectus. Our historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Nine months ended September 30,		Year ended December 31,
Statements of Operations Data	2016	2015	2015	2014
Revenues	$2,204,434	$1,077,376	$1,762,978	$240,206
Costs and expenses	(5,349,371)	(7,188,034)	(9,006,389)	(2,775,945)
Other expense	(13,826,860)	(765,292)	(1,542,866)	(4,394,400)
Net loss	$(16,971,797)	$(6,875,950)	$(8,786,277)	$(6,930,139)

Net loss per share – basic and diluted	$(1.11)	$(0.50)	$(0.63)	$(0.51)
Weighted average number of common shares outstanding	15,270,968	13,847,561	14,017,095	13,462,396

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our consolidated financial statements and the related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face, but include the most significant factors currently known by us that make the offering speculative or risky. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business and Industry

We have a limited operating history in an evolving industry, which makes it difficult to accurately assess our future growth prospects.

Although we believe our management team has extensive knowledge of the cannabis industry and closely monitors changes in legislation, we also operate in an evolving industry that may not develop as expected. Furthermore, our operations continue to evolve under our business plan as we continually assess new strategic opportunities for our business within our industry. Assessing the future prospects of our business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

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Competition from other similar companies;

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Regulatory limitations on the products we can offer and markets we can serve;

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Other changes in the regulation of medical and recreational cannabis use;

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Changes in underlying consumer behavior, which may affect the business of our customers;

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Our ability to access adequate financing on reasonable terms and our ability to raise additional capital in order to fund our operations;

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Challenges with new products, services and markets; and

•

Fluctuations in the credit markets and demand for credit.

We may not be able to successfully address these factors, which could negatively impact our growth, harm our business and cause our operating results to be worse than expected.

We have a history of losses and may not achieve profitability in the future.

We generated net losses of $6.9 million in the year ended December 31, 2014, $8.8 million in the year ended December 31, 2015 and $17.0 million for the nine months ended September 30, 2016. As of September 30, 2016, we had an accumulated deficit of $33.4 million. We will need to generate and sustain increased revenues in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase any such level of profitability.

As we grow, we expect to continue to expend substantial financial and other resources on:

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personnel, including significant increases to the total compensation we pay our employees as we grow our employee headcount;

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expenses relating to increased marketing efforts;

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strategic acquisitions of businesses and real estate; and

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general administration, including legal, accounting and other compliance expenses related to being a public company.

These expenditures are expected to increase and may adversely affect our ability to achieve and sustain profitability as we grow. Our efforts to grow our business may also be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. We may incur losses in the future for a number of reasons, including the other risks described in this prospectus, unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the market price of our common stock may significantly decrease.

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate in the cannabis industry, which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act, which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, twenty-nine U.S. states and the District of Columbia allow the use of medical cannabis. Eight states and the District of Columbia also allow its recreational use. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the Federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Farr Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States Department of Justice (the “DOJ”). The Rohrabacher-Farr Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, a 9th Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Farr Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses.

Although these developments have been met with a certain amount of optimism in the cannabis industry, the CARERS Act has not yet been adopted, and the Rohrabacher-Farr Amendment, being an amendment to an appropriations bill, must be renewed annually. The currently enacted Commerce, Justice, Science, and Related Agencies Act, which includes the Rohrabacher-Farr Amendment, is effective, through the passage of a short-term continuing resolution, through December 9, 2016. Although the Senate’s appropriations bill for 2017 includes the language of the Rohrabacher-Farr Amendment, such bill is not yet law. Furthermore, the ruling in United States v. McIntosh is only applicable in the 9th Circuit, which does not include Colorado, the state where we currently primarily operate. The federal government could at any time change its enforcement priorities against the cannabis industry, including as a result of a change in presidential administration. Although we do not grow or distribute medical or recreational cannabis, our current and planned business operations primarily include transactions with growers and distributors, and any such change in enforcement priorities could render such operations unprofitable or even prohibit such operations. Additionally, as we are always assessing potential strategic acquisitions of new businesses, we may in the future also pursue opportunities that include growing and distributing medical or recreational cannabis, should we determine that such activities are in the best interest of the Company and our stockholders. Any such pursuit would involve additional risks with respect to the regulation of cannabis.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Continued development of the cannabis industry is dependent upon continued legislative legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its sale and distribution, or the re-criminalization or restriction of cannabis at the state level could negatively impact our business. Additionally, changes in applicable state and local laws or regulations could restrict the products and services we offer or impose additional compliance costs on us or our customers and tenants. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.

The cannabis industry faces significant opposition, and any negative trends will adversely affect our business operations.

We are substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in a growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.

Large, well-funded business sectors may have strong economic reasons to oppose the development of the cannabis industry. For example, medical cannabis may adversely impact the existing market for the current “cannabis pill” sold by mainstream pharmaceutical companies. Should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical, or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on our business.

If we are unable to obtain capital, we may not be able to pay our debt obligations as they become due, and there is substantial doubt about our ability to continue as a going concern.

We do not anticipate generating sufficient cash flows from operations to retire our debt obligations and may not be able to raise sufficient capital from (a) the exercise of warrants and options for our common stock, (b) sale of our common stock, or (c) issuing additional long-term debt.  Our failure to obtain additional capital and retire our debt obligations would negatively impact our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern, which means we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. As noted above, we have a history of net loss resulting in an accumulated deficit of $33.4 million, as of September 30, 2016, and further losses are anticipated in the development of our business.

Our ability to continue as a going concern is dependent upon our becoming profitable in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. However, there can be no assurance that we will be successful in achieving these objectives.

We operate in a highly competitive industry.

The markets for ancillary businesses in the medical marijuana and recreational marijuana industries are competitive and evolving. There is no material aspect of our business that is protected by patents, copyrights, trademarks, or trade names, and we face strong competition from larger companies that may offer similar products and services to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than us, and there can be no assurance that we will be able to successfully compete against these or other competitors.

Given the rapid changes affecting the global, national, and regional economies generally and the medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to keep pace with any changes in our markets, particularly, legal and regulatory changes. Our success will also depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition and results of operations.

We may be unable to obtain capital to execute our business plan.

Our business plan involves the acquisition of real estate properties to be leased to participants in the cannabis industry, as well as the general expansion of our business within and outside of Colorado. In order to execute on our business plan, we will need additional capital. However, there can be no assurance that we will be able to obtain financing on agreeable terms, if at all, and any future sale of our equity securities will dilute the ownership of our existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. If we are unable to obtain the necessary capital, we may need to delay the implementation of or curtail our business plan.

We face risks associated with strategic acquisitions.

As an important part of our business strategy, we strategically acquire businesses and real property, some of which may be material. These acquisitions involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could adversely affect our results of operations:

•

The applicable restrictions on cannabis industry and its participants limit the number of available suitable businesses and real properties that we can acquire;

•

Any acquired business or real property could under-perform relative to our expectations and the price that we paid for it, or not perform in accordance with our anticipated timetable;

•

We may incur or assume significant debt in connection with our acquisitions;

•

Acquisitions could cause our results of operations to differ from our own or the investment community’s expectations in any given period, or over the long term; and

•

Acquisitions could create demands on our management that we may be unable to effectively address, or for which we may incur additional costs.

Additionally, following any business acquisition, we could experience difficulty in integrating personnel, operations, financial and other systems, and in retaining key employees and customers.

We may record goodwill and other intangible assets on our consolidated balance sheet in connection with our acquisitions. If we are not able to realize the value of these assets, we may be required to incur charges relating to the impairment of these assets, which could materially impact our results of operations.

Our future success depends on our ability to grow and expand our customer base and operational territory.

Our success and the planned growth and expansion of our business depend on our products and services achieving greater and broader acceptance, resulting in a larger customer base, and on the expansion of our operations into new markets. However, there can be no assurance that customers will purchase our products and/or services, or that we will be able to continually expand our customer base. Additionally, if we are unable to effectively market or expand our product and/or service offerings, we will be unable to grow and expand our business or implement our business strategy.

Operating in new markets may expose us to new operational, regulatory or legal risks and subject us to increased compliance costs. We may need to modify our existing business model and cost structure to comply with local regulatory or other requirements. Facilities we open in new markets may take longer to reach expected revenue and profit levels on a consistent basis, may have higher construction, occupancy or operating costs, and may present different competitive conditions, consumer preferences and spending patterns than we anticipate.

Any of the above could materially impair our ability to increase sales and revenue.

Our existing and potential customers, clients and tenants have difficulty accessing the service of banks, which may make it difficult for them to operate.

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed cannabis businesses. A memorandum issued by the Justice Department to federal prosecutors reiterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and “may not” be prosecuted. The Treasury Department's Financial Crimes Enforcement Network (FinCEN) issued guidelines to banks noting that it is possible to provide financial services to state-licensed cannabis businesses and still be in compliance with federal anti-money laundering laws. The guidance, however, falls short of the explicit legal authorization that banking industry officials had requested the government provide, and, to date, it is not clear if any banks have relied on the guidance to take on legal cannabis companies as clients. The aforementioned policy can be changed, including in connection with a change in presidential administration, and any policy reversal and or retraction could result in legal cannabis businesses losing access to the banking industry.

Because the use, sale and distribution of cannabis remains illegal under federal law, many banks will not accept deposits from or provide other bank services to businesses involved with cannabis. The inability to open bank accounts may make it difficult for our existing and potential customers, clients and tenants to operate and may make it difficult for them to contract with us.

Conditions in the economy, the markets we serve and the financial markets generally may adversely affect our business and results of operations.

Our business is sensitive to general economic conditions. Slower economic growth, volatility in the credit markets, high levels of unemployment, and other challenges that affect the economy adversely could affect us and our customers and suppliers. If growth in the economy or in any of the markets we serve slows for a significant period, if there is a significant deterioration in the economy or such markets or if improvements in the economy do not benefit the markets we serve, our business and results of operations could be adversely affected.

We depend on our management, certain key personnel and board of directors, as well as our ability to attract, retain and motivate qualified personnel.

Our future success depends largely upon the experience, skill, and contacts of our officers and directors, and the loss of the services of these officers or directors, particularly our chief executive officer and chairman of our board of directors, may have a material adverse effect upon our business. Additionally, our revenues are largely driven by several employees with particular expertise in cannabis-related security, marketing and operations. If one of these key employees were to leave, it would negatively impact our short and long-term results from operations. Shortages in qualified personnel could also limit our ability to successfully implement our growth plan. As we grow, we will need to attract and retain highly skilled experts in the cannabis industry, as well as managerial, sales and marketing, security and finance personnel. There can be no assurance, however, that we will be able to attract and retain such personnel.

Our reputation and ability to do business may be negatively impacted by the improper conduct by our business partners, employees or agents.

We depend on third party suppliers to produce and timely ship our orders. Products purchased from our suppliers are resold to our customers. These suppliers could fail to produce products to our specifications or quality standards and may not deliver units on a timely basis. Any changes in our suppliers to resolve production issues could disrupt our ability to fulfill orders. Any changes in our suppliers to resolve production issues could also disrupt our business due to delays in finding new suppliers.

Furthermore, we cannot provide assurance that our internal controls and compliance systems will always protects us from acts committed by our employees, agents or business partners in violation of U.S. federal or state laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.

We may be required to recognize impairment charges that could materially affect our results of operations.

We assess our goodwill and other intangible assets, and our other long-lived assets as and when required by accounting principles generally accepted in the United States (“GAAP”) to determine whether they are impaired. If they are impaired, we would record appropriate impairment charges. It is possible that we may be required to record significant impairment charges in the future and, if we do so, our results of operations could be materially adversely affected.

Changes in accounting standards could affect our reported financial results.

Our management uses significant judgment, estimates and assumptions in applying GAAP. New accounting standards that may be applicable to our financial statements, or changes in the interpretation of existing standards, could have a significant effect on our reported results of operations for the affected periods.

Risks Related to this Offering, the Securities Markets and Ownership of Our Common Stock

The price of our common stock is volatile, and the value of your investment could decline.

The market price of our common stock has been highly volatile. Between January 1, 2014, and September 30, 2016, the closing price of our stock has ranged from a low of $0.37 per share to a high of $48.38 per share. Accordingly, it is difficult to forecast the future performance of our common stock. The market price of our common stock may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•

regulatory developments at the federal, state or local level;

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announcements of new products, services, relationships with strategic partners, acquisitions or other events by us or our competitors;

•

changes in general economic conditions;

•

price and volume fluctuations in the overall stock market from time to time;

•

significant volatility in the market price and trading volume of similar companies in our industry;

•

fluctuations in the trading volume of our shares or the size of our public float;

•

actual or anticipated changes in our operating results or fluctuations in our operating results;

•

major catastrophic events;

•

sales of large blocks of our stock; or

•

departures of key personnel.

In addition, if the market for cannabis company stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price continues to be volatile, we may become the target of securities litigation, which could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, operating results and financial condition.

We do not intend to pay dividends for the foreseeable future.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on our earnings and financial condition, as well as on other business and economic factors affecting our business, as our board of directors may consider relevant. Our current intention in the foreseeable future is to apply net earnings, if any, to increasing our capital base and our development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock and, in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases compared to the price at which you purchased our common stock.

Our common stock is subject to SEC rules applicable to penny stocks, which may make it difficult to resell your shares.

Broker-dealers are generally prohibited from effecting transactions in “penny stocks” unless they comply with the requirements of Section 15(h) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder. These rules apply to the stock of companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share or who do not meet certain other financial requirements specified by the Securities and Exchange Commission (the “SEC”). Trades in our common stock are subject to these rules, which include Rule 15g-9 under the Exchange Act, which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale.

The penny stock rules also require a broker/dealer, prior to effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. A broker/dealer also must provide the customer with current bid and offer quotations for the relevant penny stock and information on the compensation of the broker/dealer and its salesperson in the transaction. A broker/dealer must also provide monthly account statements showing the market value of each penny stock held in a customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

These rules may discourage or restrict the ability of brokers/dealers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

Our stockholders may experience significant dilution.

We have a significant number of warrants and options to purchase our common stock outstanding, the exercise of which would be dilutive to stockholders. In certain instances, the exercise prices are subject to adjustment if we issue or sell shares of our common stock or equity-based instruments at a price per share less than the exercise price then in effect. In such case, both the issuance and the adjustment would be dilutive to stockholders.

We may from time to time finance our future operations or acquisitions through the issuance of equity securities, which securities may also have rights and preferences senior to the rights and preferences of our common stock. We may also grant options to purchase shares of our common stock to our directors, employees and consultants, the exercise of which would also result in dilution to our stockholders.

We may face continuing challenges in complying with the Sarbanes-Oxley Act, and any failure to comply or any adverse result from management’s evaluation of our internal control over financial reporting may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. The report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified.

Failure to comply, or any adverse results from such evaluation, could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Management believes that our internal controls and procedures as of December 31, 2015 were not effective to detect the inappropriate application of U.S. GAAP rules. Management realizes there are deficiencies in the design or operation of our internal control that adversely affect our internal controls, and management considers such deficiencies to be material weaknesses. As of the end of our last fiscal year, management had identified the following material weaknesses:

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We had not performed a risk assessment and mapped our processes to control objectives;

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We had not implemented comprehensive entity-level internal controls;

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We had not implemented adequate system and manual controls; and

•

We did not have sufficient segregation of duties.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that we will be able to conclude that our internal control over financial reporting is effective at fiscal year-end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. We will, however, receive proceeds from the selling stockholders’ exercise of the warrants to purchase shares of our common stock, which shares we are hereby registering. We will use these proceeds for general corporate purposes, including for working capital and acquisitions.

We will pay for the expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of selling stockholder legal counsel applicable to any sale of the shares.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information

On April 28, 2015, our common stock was uplisted and, on May 6, 2015, resumed quotation on the OTC Market’s OTCQB, under the symbol CANN. Quotation of our stock on the OTC Bulletin Board began on August 15, 2013. Trading was suspended on March 28, 2014 due to a suspension of trading order issued by the SEC. From April 10, 2014 to April 27, 2015, our common stock was traded on an unsolicited basis in the grey market.

The following table sets forth the high and low sales prices as reported on the OTCQB, when available. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter ended	High	Low
September 30, 2016	$2.06	$0.68
June 30, 2016	1.95	0.50
March 31, 2016	0.82	0.33
December 31, 2015	1.20	0.40
September 30, 2015	2.04	0.75
June 30, 2015	4.23	2.00
March 31, 2015	8.37	1.01
December 31, 2014	4.00	1.00

On November 30, 2016, the last reported sales price of our common stock on the OTCQB was $3.28, and there were 63 stockholders of record of our common stock.

Dividend Policy

Holders of our common stock are entitled to receive dividends as may be declared by our board of directors (the “Board”). The Board is not restricted from paying any dividends, but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will be paid in the foreseeable. We currently intend to retain any future earnings to finance future growth. Any future determination to pay dividends will be at the discretion of the Board and will depend on our financial condition, results of operations, capital requirements and other factors the Board considers relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding our equity compensation plans as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,761,500	$1.68	7,238,500
Equity compensation plans not approved by security holders	—	—	—
Total	2,761,500	$1.68	7,238,500

On October 29, 2014, the Board authorized the adoption of and on June 26, 2015, our stockholders ratified our Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for the issuance of up to 10 million shares of our common stock, and is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning our long term interests with participants. In April 2016, we filed a Registration Statement on Form S-8 (the “Incentive Registration Statement”), which automatically became effective in May 2016. The Registration Statement relates to 10,000,000 shares of our common stock, which are issuable pursuant to, or upon exercise of, options that have been granted or may be granted under our Incentive Plan. Warrants issued under the Incentive Plan are not included under the Incentive Registration Statement.

DILUTION

The execution of the warrants held by the selling stockholders in accordance with the agreements covering the warrants will result in the issuance of shares of our common stock, which will in turn have a dilutive impact on our stockholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline.

The 9,000,000 shares of common stock are issuable to the selling stockholders upon the exercise of warrants issued to the selling stockholders pursuant to a promissory note and warrant purchase agreement dated September 21, 2016.  Warrants to purchase 4,500,000 shares of our common stock have an exercise price of $0.35 per share, and warrants to purchase 4,500,000 shares of our common stock have an exercise price of $0.70 per share, each such exercise price subject to adjustment if we issue any equity-based instruments at a price lower than the relevant exercise price, other than under our Incentive Plan.

Based on the exercise prices of the warrants, we will be able to receive up to $4,725,000 in gross proceeds upon exercise of the warrants, assuming that the selling stockholders exercise the warrants in full. Any proceeds received will be used for general corporate purposes, including for working capital and acquisitions.

The 9,000,000 shares of our common stock to be issued upon exercise of the above described warrants represent approximately 57.0% of the Company’s issued and outstanding common stock as of November 30, 2016, assuming that the selling stockholders will sell all of the shares offered for sale.

There are substantial risks to investors as a result of the issuance of shares of our common stock upon exercise of the above described warrants, including significant dilution of investors’ percentage ownership and significant decline in the price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis (“MD&A”) is intended to provide an understanding of our financial condition, results of operations and cash flows by focusing on changes in certain key measures from year to year. This discussion should be read in conjunction with the Consolidated Financial Statements and related notes in Part II, Item 8 of our December 31, 2015, Annual Report on Form 10-K and with the Condensed Consolidated Financial Statements and related notes in Part I, Item 1 of our September 30, 2016, Quarterly Report on Form 10-Q.

Cautionary Statement Regarding Forward-looking Statements

Our MD&A contains forward-looking statements that discuss, among other things, future expectations and projections regarding future developments, operations and financial condition. All forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If any underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or intended. We undertake no obligation to publicly update or revise any forward-looking statements to reflect actual results, changes in expectations or events or circumstances after the date of this Registration Statement on Form S-1 is filed.

Plan of Operations

We operate in a rapidly evolving and highly regulated industry. We have been and will continue to be aggressive in executing acquisitions and other opportunities that we believe will benefit us in the long term. We plan to leverage our breadth of services and resources to deliver comprehensive, integrated solutions to companies in the cannabis industry—from operational and compliance consulting to security and marketing to financing needs. Through our reporting segments, we provide products and services to the regulated cannabis industry, which include the following:

Security and Cash Management Services. In March 2015, we acquired Iron Protection Group, which provides advanced security and cash transportation for licensed cannabis cultivators and retail shops in Colorado. We intend to continue to expand the workforce of Iron Protection Group and grow our customer base. We are currently solidifying the infrastructure and developing processes to make this business scalable in other states in addition to Colorado.

Marketing and Products. In September 2015, we acquired Chiefton, which focuses on cannabis-inspired apparel sales. In July 2016, Chiefton opened a retail store in The Greenhouse, and we continue to explore additional outlets for product sales. In January 2016, Chiefton began providing design, branding and marketing strategy consulting services to the cannabis industry, coupled the launch of their website, www.chieftondesign.com. Chiefton also designs and sources client-specific apparel and products. Currently, our apparel sales and consulting are primarily focused on Colorado customers, but we see opportunities to expand both within Colorado and other states.

In April 2016, we relaunched our wholesale cannabis equipment and supply business, which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include infrastructure, equipment, consumables, and compliance packaging. These products have synergy with our Consulting and Advisory services, which should allow us to grow this aspect of our business.

Consulting and Advisory. In May 2015, we relaunched our consulting business under the tradename “Next Big Crop.” Through Next Big Crop, we provide consulting services regarding such things as obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. With the existing market and the potential growth if additional states legalize cannabis sales, we see a significant opportunity to bring our expertise to clients seeking to enter or expand within the industry. Currently, we serve clients in Colorado, Hawaii, Maryland and Nevada.

Finance and Real Estate. The revenue for this segment currently derives primarily from leasing land we own to a licensed medical cannabis grower. In October 2014, we purchased The Greenhouse, and have been renovating the space and establishing our corporate offices and infrastructure; however, we have yet to maximize the use of this building as shared workspace. Additionally, we continue to evaluate opportunities to provide financing, equipment leasing, and property development to companies in the cannabis industry.

Additionally, in November 2015, we obtained an option to acquire an equity and debt interest in a company that is an industry leader in the production and distribution of a full line of medical cannabis elixirs and edible products in Arizona. We have not exercised, and are under no obligation to exercise, this option.

Going Concern

The consolidated financial statements included elsewhere in this prospectus have been prepared on a going-concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. Our ability to continue as a going concern is dependent upon our ability to implement our business plan and generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management believes that actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for us to continue as a going concern. While we believe in the viability of our strategy to generate additional revenues and to raise additional funds, there can be no assurances to that effect. We continue to aggressively seek real estate, finance, consulting, security and wholesale opportunities with companies throughout Colorado and other regions that comply with state and local cannabis regulation.

We had an accumulated deficit of $33,399,175 and $16,427,378, respectively, as of September 30, 2016 and December 31, 2015, and further losses are anticipated in the development of our business. Accordingly, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements included elsewhere in this prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Results of Operations

Nine months ended September 30, 2016 and September 30, 2015

Consolidated Results

	Nine months ended September 30,			Percent
	2016	2015	Change	Change
Revenues	$2,204,434	$1,077,376	$1,127,058	105%
Costs and expenses	(5,349,371)	(7,188,034)	1,838,663	(26)%
Other expense	(13,826,860)	(765,292)	(13,061,568)	1,707%
Net loss	$(16,971,797)	$(6,875,950)	$(10,095,847)	147%

Revenues

Revenue for the nine months ended September 30, 2016 compared to 2015, increased primarily due to (a) the acquisition of Iron Protection Group, which occurred in late March 2015; (b) the acquisition of Chiefton, which occurred in late September 2015; (c) the relaunch of our consulting practice as Next Big Crop in July 2015; and (d) the relaunch of GC Supply, which is dedicated to providing wholesale equipment and supplies to companies in the regulated cannabis space, in April 2016.

Costs and expenses

	Nine months ended September 30,			Percent
	2016	2015	Change	Change
Cost of service revenues	$1,393,445	$673,926	$719,519	107%
Cost of goods sold	112,649	67,786	44,863	66%
Selling, general and administrative	1,300,051	1,027,394	272,657	27%
Share-based expense	1,974,191	4,967,799	(2,993,608)	(60)%
Professional fees	276,706	321,091	(44,385)	(14)%
Depreciation and amortization	292,329	130,038	162,291	125%
	$5,349,371	$7,188,034	$(1,838,663)	(26)%

The increase in cost of service revenues for the nine months ended September 30, 2016 compared to 2015, relates primarily to the Iron Protection Group acquisition.

The changes in cost of goods sold were due primarily to the Chiefton acquisition in September 2015, the relaunch of GC Supply in April 2016, and a write-off of inventory from our wholesale supply business during the nine months ended September 30, 2015, of $54,959.

Selling, general and administrative expense increased in 2016 due to the Iron Protection Group and Chiefton acquisitions, and our hiring of individuals for Next Big Crop in July 2015 for our consulting segment. A reduction in management headcount for Iron Protection Group in May 2016 resulted in a decrease in management salaries.

Share-based expense included the following:

	Nine months ended September 30,
	2016	2015
Feinsod Agreement	$192,800	$3,606,794
Consulting Awards	151,385	41,650
Employee Awards	1,574,906	1,319,355
DB Option Agreement warrants	55,100	—
	$1,974,191	$4,967,799

On August 4, 2014, pursuant to an agreement with Mr. Michael Feinsod (the “Feinsod Agreement”), our board of directors appointed Mr. Feinsod Chairman of the board of directors and approved a compensatory agreement with Infinity Capital, LLC (“Infinity Capital”), an investment management company founded and controlled by Mr. Feinsod. Under the agreement, we issued 200,000 shares of our common stock in 2014 and committed to issuing an additional 150,000 shares in 2015 and 150,000 shares in 2016. The 200,000 shares were expensed immediately, while the additional shares are being expensed ratably through their issue date. Additionally, when our common stock was uplisted to the OTC Market’s OTCQB in May 2015, we issued 1,000,000 shares of our common stock to Infinity Capital and recorded expense of $2,966,500. Employee awards are issued under our 2014 Equity Incentive Plan, which was approved by shareholders on June 26, 2015. In March 2016, we extended the DB Option Agreement and issued 100,000 warrants for our common stock.

Professional fees consist primarily of accounting and legal expenses. Legal expenses are typically incurred for acquisitions and other corporate matters. Accounting expenses are incurred for annual audits and quarterly reviews. Professional fees generally fluctuate depending on the timing of the delivery of service.

Depreciation and amortization expense increased due to the amortization of the intangibles from the Iron Protection Group and Chiefton acquisitions.

Other Expense

	Nine months ended September 30,
	2016	2015
Amortization of debt discount and deferred financing costs	$327,455	$661,915
Interest expense	5,381,125	314,011
Loss on extinguishment of debt	2,086,280	—
Net loss (gain) on derivative liability	6,032,000	(210,634)
	$13,826,860	$765,292

Amortization of debt discount and deferred financing costs are lower in 2016 compared to 2015, due to (a) the settlement of certain 12% convertible notes (which automatically converted in their entirety into our common stock) (the “12% Convertible Notes”) in December 2015; (b) the write-off of the deferred financing costs for the Full Circle financing, which was completed in 2015; and (c) additional borrowings in 2015 under the 10% notes payable, which were fully amortized in April 2016. Interest expense is higher in 2016 compared to 2015 due to (a) immediately expensing $5,189,000 of the fair value of the derivative warrant liability in September 2016; offset by (b) the settlement of the 12% Convertible Notes in December 2015. Loss on extinguishment of debt includes (a) $1,715,000 of the fair value of the derivative warrant liability associated with converting a portion of the 10% Notes (see “Description of Securities to be Registered—Warrants Outstanding—10% Warrants”) and 14% mortgage note on The Greenhouse (the “14% Mortgage Note Payable”) into 12% Notes in September 2016, and (b) in June 2016 expensing warrants issued to extend the maturity date of the 10% Notes from April 2016 to January 2017. The net loss (gain) on derivative liability relates to (a) in 2016, the change in fair value of the warrants issued with the 12% Notes from September 2016; and (b) in 2015, the Full Circle warrants that generated a derivative liability were fully exercised in May 2015.

Results by Segment

Security and Cash Management

We launched this segment with the Iron Protection Group acquisition on March 26, 2015.

	Nine months ended September 30,			Percent
	2016	2015	Change	Change
Revenues	$1,599,907	$897,807	$702,100	78%
Costs and expenses	(1,604,932)	(929,421)	(675,511)	73%
	$(5,025)	$(31,614)	$26,589	(84)%

Results in 2016 include nine months of activity, whereas 2015 includes only results subsequent to the acquisition of Iron Protection Group in late March 2015. During the growth and integration of Iron Protection Group, expenses increased as we added management positions, which were subsequently eliminated in June 2016, allowing us to return to a nearly break even position.

Marketing and Products

	Nine months ended September 30,			Percent
	2016	2015	Change	Change
Revenues	$222,541	$34,861	$187,680	538%
Costs and expenses	(325,640)	(112,919)	(212,721)	188%
	$(103,099)	$(78,058)	$(25,041)	32%

Activity in 2016 was from Chiefton, acquired in late September 2015, and from the relaunch of GC Supply, in April 2016. Revenues in 2015 were from our wholesale supply business, which decreased to minimal levels by September 2015. During the nine months ended September 30, 2015, we wrote off $54,959 of inventory from our wholesale supply business.

Consulting and Advisory

	Nine months ended September 30,			Percent
	2016	2015	Change	Change
Revenues	$288,588	$52,295	$236,293	452%
Costs and expenses	(345,967)	(63,519)	(282,448)	445%
	$(57,379)	$(11,224)	$(46,155)	411%

We relaunched our consulting business under the tradename Next Big Crop in July 2015, by hiring two individuals with expertise in the cannabis consulting industry, including expertise in obtaining licenses, compliance, cultivation, logistical support, facility design and building services. Costs and expenses consist primarily of payroll and external consulting fees. During the nine months ended September 30, 2016, we hired four new consultants in anticipation of continued growth in consulting revenue in future periods, which increased expense but has not yet impacted revenue.

Finance and Real Estate

	Nine months ended September 30,			Percent
	2016	2015	Change	Change
Revenues	$93,398	$92,413	$985	1%
Costs and expenses	(36,731)	(24,880)	(11,851)	48%
Interest expense	(10,876)	(9,200)	(1,676)	18%
	$45,791	$58,333	$(12,542)	(22)%

Revenue from leasing our Pueblo West Property remained steady between 2016 and 2015. Revenue fluctuations in 2016 compared to 2015 were due to increased lease revenue for The Greenhouse. We continue to renovate The Greenhouse and are pursuing new tenants in anticipation of being able to generate additional revenue from currently available space. Costs and expenses increased in 2016 compared to 2015, associated with renovations to The Greenhouse. Interest expense represents the interest for the mortgage on our Pueblo West Property.

Years ended December 31, 2014 and December 31, 2015

The following tables set forth, for the periods indicated, statements of income data. The tables and the discussion below should be read in conjunction with the accompanying consolidated financial statements and the notes thereto appearing in Item 8 in this report.

Consolidated Results

	Year ended December 31,			Percent
	2015	2014	Change	Change
Revenues	$1,762,978	$240,206	$1,522,772	634%
Costs and expenses	(9,006,389)	(2,775,945)	(6,230,444)	224%
Other expense	(1,542,866)	(4,394,400)	2,851,534	(65)%
Net loss	$(8,786,277)	$(6,390,139)	$(1,856,138)	27%

Revenues

Revenue increased primarily due the acquisition of Iron Protection Group in March 2015, which generated $1,490,832 of revenue during the year ended December 31, 2015.

Costs and expenses

	Year ended December 31,			Percent
	2015	2014	Change	Change
Cost of service revenues	$1,307,821	$—	$1,307,821	N/A
Cost of goods sold	115,208	68,541	46,667	68%
Selling, general and administrative	1,433,359	787,325	646,034	82%
Share-based compensation	5,418,672	1,298,375	4,120,297	317%
Professional fees	448,501	555,442	(106,941)	(19)%
Depreciation and amortization	282,828	66,262	216,566	327%
	$9,006,389	$2,775,945	$6,230,444	224%

The cost of service revenue increase in 2015 compared to 2014, relates primarily due to the Iron Protection Group acquisition, which had costs of $1,276,516 for the year ended December 31, 2015. Cost of goods sold increased in 2015 compared to 2014, due primarily to writing off (a) slow moving inventory and (b) inventory that lost the effectiveness of certain nutrients in our wholesale product line, which increased expense by $75,048 for the year ended December 31, 2015.

Selling, general and administrative expense increased in 2015 compared to 2014, due to an increase in administrative salaries in connection with the Iron Protection Group acquisition and our hiring of individuals from Next Big Crop for our consulting segment, as well as overhead incurred on The Greenhouse.

Share-based compensation included the following:

	Year ended December 31,
	2015	2014
Feinsod Agreement – accrual	$723,851	$1,293,349
Feinsod Agreement – stock uplisting	2,966,500	—
Consulting agreements	95,930	5,026
Employee awards	1,632,391	—
	$5,418,672	$1,298,375

As discussed above, on August 4, 2014, pursuant to the Feinsod Agreement, our board of directors appointed Mr. Feinsod Chairman of the board of directors and approved a compensatory agreement with Infinity Capital, an investment management company founded and controlled by Mr. Feinsod. In connection with the Feinsod Agreement, the board of directors approved the issuance to Infinity Capital of (a) 200,000 shares of our common stock on August 4, 2014; (b) 1,000,000 shares of our common stock upon the uplisting of our common stock to the OTC Market’s OTCQB; (c) 150,000 shares of our common stock on August 4, 2015; and (d) 150,000 shares of our common stock on August 4, 2016. Mr. Feinsod must remain a member of the board of directors in order for the common stock to be issued. Employee awards are issued under our 2014 Equity Incentive Plan, which was approved by the board of directors on October 29, 2014, and ratified by our shareholders on June 26, 2015.

Professional fees consist primarily of accounting and legal expenses. Legal fees are typically incurred for acquisitions and other corporate matters. Accounting fees are incurred for annual audits and quarterly reviews. Professional fees generally fluctuate depending on the timing of the delivery of service.

Depreciation and amortization expense increased due to the amortization of the intangibles from the Iron Protection Group and Chiefton acquisitions.

Other Expense

	Year ended December 31,			Percent
	2015	2014	Change	Change
Amortization of debt discount and deferred financing costs	$1,452,831	$755,725	$697,106	92%
Interest expense	300,669	244,771	55,898	23%
Net (gain) loss on derivative liability	(210,634)	3,393,904	(3,604,538)	(106)%
	$1,542,866	$4,394,400	$(2,851,534)

Amortization of debt discount and deferred financing costs varies in 2015 compared to 2014, due to a) the addition of the mortgage for The Greenhouse in October 2014; b) additional borrowings in 2015 under the 10% convertible notes payable; c) the write-off of the deferred financing costs for the Full Circle financing in 2015; and d) unamortized debt discounts are fully expensed when debt is converted and $485,000 of debt was converted in 2014 compared to $1,650,000 converted in 2015. Interest expense is higher due to the increased borrowing in 2015 compared to 2014. The net (gain) loss on derivative liability was a net gain in 2015, which resulted from the settlement of our derivative liability upon Full Circle exercising its remaining warrants in May 2015. The net loss on derivative liability in 2014 was driven by changes in the fair value of the underlying derivative.

Results by Segment

Security and Cash Management Services

We launched our Security segment with the Iron Protection Group acquisition on March 26, 2015.

March 26, 2015 through December 31, 2015
Revenues	$1,490,832
Costs and expenses	(1,611,201)
Net profit	$(120,369)

Revenues are derived primarily from guard services and cash transport. Costs and expenses for the year ended December 31, 2015, primarily comprised payroll for guards of $1,276,516 and management payroll of $241,705.

Marketing and Products

	Year ended December 31,			Percent
	2015	2014	Change	Change
Revenues	$60,564	$85,147	$(24,583)	(29)%
Costs and expenses	(248,646)	(125,489)	(123,157)	98%
	$(188,082)	$(40,342)	$(147,740)	366%

Revenues from our wholesale product line dropped from $85,147 in 2014 to $34,144 in 2015. Chiefton contributed revenue of $26,420 since their acquisition in late September 2015. Costs and expenses increased in 2015 compared to 2014, due primarily to writing off (a) slow moving inventory and (b) inventory that lost the effectiveness of certain nutrients in our wholesale product line, which increased expense by $75,048 for the year ended December 31, 2015.

Consulting and Advisory

	Year ended December 31,			Percent
	2015	2014	Change	Change
Revenues	$110,800	$40,000	$70,800	177%
Costs and expenses	(162,428)	(30)	(162,398)	NA
	$(51,628)	$39,970	$(91,598)	(229)%

We relaunched our consulting business under the tradename Next Big Crop in May 2015, by hiring two individuals with expertise in the cannabis consulting industry, including obtaining licenses, compliance, cultivation, logistical support, facility design and building services.  We have contracts with clients pursuing medical cannabis licenses in numerous states. Activity in 2014, was primarily a result of a contract with a Canadian client that was canceled in the third quarter of 2014, resulting in a reversal of revenue during that period.

Finance and Real Estate

	Year ended December 31,			Percent
	2015	2014	Change	Change
Revenues	$100,782	$115,059	$(14,277)	(12)%
Costs and expenses	(32,051)	(33,008)	957	(3)%
Interest expense	(44,166)	(15,961)	(28,205)	177%
	$24,565	$66,090	$(41,525)	(63)%

Revenue decreased in 2015 compared to 2014, due to a decrease in non-recurring revenue streams between 2014 and 2015. Costs and expenses remained relatively flat in 2015 compared to 2014. In 2014, results included only revenues and expenses from our Pueblo West Property. We continue to renovate The Greenhouse in anticipation of being able to generate additional revenue from currently available space.

Non-GAAP Financial Measures

We believe that the inclusion of the following non-GAAP financial measures in this prospectus can provide a useful measure for period-to-period comparisons of our core business and useful information to investors and others in understanding and evaluating our operating results. However, non-GAAP financial measures are not a measure calculated in accordance with United States generally accepted accounting principles, or GAAP, and should not be considered an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently than we do.

For the non-GAAP Adjusted EBITDA (Earnings (loss) Before Interest, Taxes, Depreciation and Amortization) per share-basic and diluted measures presented below, we have provided (1) the most directly comparable GAAP measure; (2) a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure; (3) an explanation of why our management believes this non-GAAP measure provides useful information to investors; and (4) additional purposes for which we use this non-GAAP measure.

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014
Net loss	$(16,971,797)	$(6,875,950)	$(8,786,277)	$(6,930,139)
Adjustments:
Share-based expense	1,974,191	4,967,799	5,418,672	1,298,375
Depreciation and amortization	292,329	130,038	282,828	66,262
Inventory lower of cost or market adjustment	—	54,959	75,048	—
Amortization of debt discount and debt financing costs	327,455	661,915	1,452,831	755,725
Interest expense	5,381,125	314,011	300,669	244,771
Loss on extinguishment of debt	2,086,280	—	—	—
Net (gain) loss on derivative liability	6,032,000	(210,634)	(210,634)	3,393,904
Total adjustments	16,093,380	5,918,088	7,319,414	5,759,037
Adjusted EBITDA	$(878,417)	$(957,862)	$(1,466,863)	$(1,171,102)

Per share – basic and diluted:
Net loss	$(1.11)	$(0.50)	$(0.63)	$(0.51)
Adjusted EBITDA	(0.06)	(0.07)	(0.11)	(0.09)

Weighted-average shares outstanding:
Net loss	15,270,968	13,847,561	14,017,095	13,462,396
Adjusted EBITDA	15,323,166	13,231,444	13,291,615	13,344,752

We believe that the disclosure of Adjusted EBITDA per share-basic and diluted provides investors with a better comparison of our period-to-period operating results. We exclude the effects of certain items from net loss per share-basic and diluted when we evaluate key measures of our performance internally, and in assessing the impact of known trends and uncertainties on our business. We also believe that excluding the effects of these items provides a more balanced view of the underlying dynamics of our business. Adjusted EBITDA per share-diluted excludes the impacts of interest expense, tax expense, depreciation and amortization, gain (loss) on its derivative liability, and share-based compensation. Weighted average number of common shares outstanding - basic and diluted (adjusted) excludes the impact of shares issued in connection with share-based compensation.

Liquidity and Capital Resources

Our sources of liquidity include cash generated from operations, debt and, potentially, the issuance of common stock or other equity-based instruments. We anticipate our more significant uses of resources will include funding operations, developing infrastructure, as well as potential business and real property acquisitions.

As discussed further in “Description of Securities to be Registered—Warrants Outstanding—12% Warrants”, on September 21, 2016, we entered into a promissory note and warrant purchase agreement with certain of the selling stockholders, each an accredited investor, pursuant to which we issued $3,000,000 aggregate principal amount of 12% notes due September 21, 2018 (the “12% Notes”) to such selling stockholders in a private placement. Subject to the terms and conditions of the agreement, each investor was also granted fully-vested warrants to purchase our shares of our common stock in an amount equal to their note principal multiplied by three, resulting in the issuance of warrants to purchase 9,000,000 shares of our common stock, with an exercise period of three years. We received $2,450,000 for issuing the 12% Notes, and $300,000 of our 10% Notes and $250,000 of the 14% Mortgage Note Payable were converted into 12% Notes. Additionally, under the terms of the 12% Notes, no payments may be made on the line of credit we had with a related party (the maturity date of the line of credit was August 31, 2015) before the 12% Notes are retired. We used the proceeds from the sale of the 12% Notes to retire all of our other long-term debt, which amounted to $912,189. The remaining proceeds from the 12% Notes (approximately $1,400,000) was made available for general working capital purposes and acquisitions.

Cash and cash equivalents, and cash flows

We had cash of $1,064,606 and $58,711, respectively, as of September 30, 2016 and December 31, 2015. Our cash flows from operating, investing and financing activities were as follows:

	Nine months ended September 30,
	2016	2015
Net cash used in operating activities	$(1,062,683)	$(1,115,087)
Net cash used in investing activities	(11,615)	(54,960)
Net cash provided by financing activities	2,080,193	1,105,470

Net cash used in operating activities decreased in 2016 by $52,404 compared to 2015, primarily due to our management of working capital and a reduction in discretionary expenses. Our operations expanded significantly in 2015, with the launch of our Security and Cash Management segment through the acquisition of Iron Protection Group and Chiefton, as well as the relaunch of our Consulting segment, with the hiring of two employees with expertise in the cannabis industry. We have also expanded our infrastructure ahead of anticipated revenue growth in all of our segments. Where possible, we continue to use non-cash equity-based instruments to obtain consulting services and compensate employees.

Net cash used in investing activities relates primarily to renovating The Greenhouse for use as corporate offices and future revenue generating activities through leasing available space.

Net cash provided by financing activities in 2016 and 2015 was from our short-term financing with Infinity Capital, which carries an interest rate of 5%, offset by payments on the mortgage for our Pueblo West Property. In 2016, we received cash of $2,500,000 from new debt instruments, and used a portion of the proceeds to retire all of our other long-term debt by paying $917,307. In 2015, we also issued the 10% Notes for $325,000 and received $87,616 when a third party exercised warrants.

Operating and capital expenditure requirements

We had no material commitments for capital expenditures as of September 30, 2016. Part of our growth strategy, however, is to acquire businesses and real estate. We would fund such acquisitions through available cash, issuance of additional debt, common stock, or a combination thereof.

Off-balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

In connection with the reorganization of Hartley Moore Accountancy Corporation (the “Former Auditor”), its audit partners and staff have joined Hall and Company, Inc. (“Hall”). Due to the reorganization of the firm, the Former Auditor resigned as the independent auditor of General Cannabis Corp., effective February 29, 2016. The Former Auditor had been our auditor since July 9, 2014.

As a result of the above, the Audit Committee of the Board of Directors and our Board of Directors approved the resignation of the Former Auditor effective February 29, 2016, and the engagement of Hall as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015, effective February 29, 2016.

The change in accountants did not result from any dissatisfaction with the quality of professional services rendered by the Former Auditor.

We have not consulted with Hall for the fiscal year ended December 31, 2015, and the interim period ending September 30, 2016, regarding the application of accounting principles to any contemplated or completed transactions nor the type of audit opinion that might be rendered on our financial statements, and neither written or oral advice was provided that would be an important factor considered in reaching a decision as to accounting, auditing or financial reporting issues. There were no matters that were either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

In connection with the audit of the fiscal years ended December 31, 2014 and 2013, and through February 29, 2016, we have no disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The Former Auditor’s reports on our consolidated financial statements as of and for the year ended December 31, 2014, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles other than a going concern.

During our two most recent completed fiscal years, and interim period through September 30, 2016, there were no “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K with the Former Auditor.

BUSINESS

Corporate History

Our predecessor company, Promap Corporation (“Promap”), a Colorado corporation, was incorporated on November 12, 1987. Promap previously operated an oil and gas mapping business, and most of its sales were to a company controlled by its former chief executive officer. On August 14, 2013, Promap acquired 94% of the issued and outstanding shares of Advanced Cannabis Solutions, Inc. (“ACSI”), a private Colorado corporation, in exchange for 12,400,000 shares of its common stock. Following the acquisition, our core business became the provision of sophisticated services and solutions to the regulated cannabis industry throughout the United States.

On November 9, 2013, Promap acquired the remaining 6% of the share capital of ACSI. On October 1, 2013, Promap changed its name from Promap Corporation to Advanced Cannabis Solutions, Inc. On December 31, 2013, the oil and gas mapping business was sold to our former chief executive officer in consideration of his agreement to assume all liabilities associated with such business. On June 17, 2015, we changed our name from Advanced Cannabis Solutions, Inc. to General Cannabis Corp.

Our stock currently is quoted under the symbol “CANN” (OTCQB).

On March 26, 2015, we acquired substantially all of the assets of Iron Protection Group, LLC, a Colorado limited liability company, in exchange for 500,000 shares of our common stock, warrants to purchase 250,000 shares of our common stock at an exercise price of $4.50 per share and warrants to purchase 250,000 shares of our common stock at an exercise price of $5.00 per share. Following the acquisition, operate portions of our business under the name “Iron Protection Group” or “IPG.” In May 2015, we relaunched our consulting business under the tradename “Next Big Crop,” by hiring individuals with expertise in the cannabis consulting industry. On September 25, 2015, we acquired substantially all of the assets of Chiefton Supply Co., a Colorado corporation, in exchange for 80,000 shares of our common stock. Following the acquisition, we operate portions of our business under the name “Chiefton.”

Nature of Operations

We offer goods and services across several categories within the cannabis industry. We obtain our customers through our network within the cannabis industry, word of mouth, trade shows or by cross-selling between our various segments. Our operations are segregated into the following reportable segments:

Security and Cash Management Services

Iron Protection Group provides advanced security, including on-site professionals and video surveillance, and cash transportation for licensed cannabis cultivators and retail shops. Iron Protection Group is managed and operated by combat veterans of both the wars in Iraq and Afghanistan. As of November 30, 2016, IPG had approximately 78 security guards on staff, serving 15 clients throughout Colorado.

Marketing and Products

Chiefton has two primary lines of business: apparel and design. Chiefton’s apparel business strives to create innovative, unique cannabis-inspired t-shirts, hats, hoodies and accessories. Our apparel is sold through our on-line shop, our physical store, cannabis retailers, and specialty t-shirt and gift shops.

In January 2016, Chiefton began providing design, branding and marketing strategy consulting services to the cannabis industry. We assist clients in developing a comprehensive marketing strategy, as well as designing and sourcing client-specific apparel and products.

In April 2016, we relaunched our wholesale cannabis equipment and supply business. We provide turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include infrastructure, equipment, consumables, and compliance packaging.

Consulting and Advisory

Through Next Big Crop, we deliver to the cannabis industry consulting services that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations.

•

We have consulted in the preparation and completion of cannabis applications in Colorado, Connecticut, Illinois, Maryland, Massachusetts, Nevada and Washington.

•

Our consultants were active in shaping Colorado’s compliance systems by testifying before governing agencies that were drafting the regulations.

•

Our design and build team works with architects and engineers to create cannabis cultivation facilities with a focus on process flow management, maximizing canopy area, and utilizing proven horticultural systems and technology.

•

We implement proven operational procedures to minimize labor and eliminate wasteful practices.

•

Our operational plans establish propagation timelines, nutrient schedules and integrated pest management programs to allow consistent production of high quality, pest and pathogen-free cannabis.

•

We prepare production schedules and integrated analytics platforms, standardize raw material needs, which leads to lower transportation costs and reduced waste.

Finance and Real Estate

Real Estate Leasing

We own a cultivation property in a suburb of Pueblo, Colorado, consisting of approximately three acres of land, which currently includes a 5,000 square foot steel building, and parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022. All costs associated with this facility are included in our Finance and Real Estate segment.

Our real estate leasing business plan includes the potential future acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities would range in size from 5,000 to 50,000 square feet. These facilities would only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants would include certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as The Greenhouse (“The Greenhouse”). The building is a 16,056 square-foot facility, which we use as our corporate headquarters and Chiefton’s retail location. Since this location is currently used primarily as our corporate headquarters, all costs associated with The Greenhouse are included as corporate expenses.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design. We continue to assess the opportunity to lease shared workspace for entrepreneurs, professionals and others serving the cannabis industry. Clients would be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations.

Industry Finance

Our industry finance strategy includes evaluating opportunities to make direct term loans or to provide revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products. These loans would generally be secured to the maximum extent permitted by law. We believe there is a significant demand for this financing. We are assessing other finance services including customized finance, capital formation, and banking, for participants in the cannabis industry.

On November 4, 2015, we entered into an agreement with Infinity Capital, an investment management company that was founded and is controlled by our chairman of the board, Michael Feinsod. The agreement was amended on March 29, 2016 and on September 16, 2016 (as amended, the “DB Option Agreement”).  Mr. Feinsod and Infinity Capital collectively own 9% of our outstanding common stock, as of November 30, 2016.   Pursuant to the DB Option Agreement, we have the right to purchase all of Infinity Capital’s interest in DB Products Arizona, LLC (“DB”) at Infinity Capital’s actual cost, plus $1.00, or $800,001. The interests for which the option has been granted are Infinity Capital’s 50% equity interest in the membership interests of DB, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB in favor of Infinity Capital for up to $800,000.  DB is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis “Dixie Elixirs and Edibles” products in Arizona.  DB expects to begin sales in 2016.  We have no obligation to exercise the option, which expires September 30, 2018.

Competition

Overall, we believe we have a competitive advantage by providing a range of goods and services to the cannabis industry. This allows us to provide integrated solutions to our customers, as well as sell additional goods and services to customers of a single segment. There is no aspect of our business, however, that is protected by patents or copyrights. As a result, our competitors could duplicate our business model with little effort.

We continue to create, share and leverage information and experiences with the purpose of creating awareness and identifying opportunities to increase shareholder value. Our management team has extensive knowledge of the cannabis industry and closely monitors changes in legislation. We work with partners who enhance our industry breadth.

Security and Cash Management Services. IPG faces competition from national security and cash transportation firms, as well as local agencies that provide general or cannabis-specific security services. We endeavor to establish a competitive advantage through our hiring practices, training, and supervision to ensure we provide qualified, reliable service. The market for these services, however, is driven primarily by pricing.

Marketing and Products. Our apparel line competes with local and national cannabis-oriented clothing sellers, as well as non-cannabis-related clothing. Our marketing services compete with local and national marketing agencies, which may or may not have a focus in the cannabis industry.

Consulting and Advisory. There are a limited number of competitors that provide the full range of services that Next Big Crop delivers. However, each individual service we provide has competition from experts in individual, specific fields. For example, attorneys may assist with license procurement and compliance. There are numerous firms that specialize in traditional greenhouse and cultivation consulting, as well as companies that provide operations services. As the cannabis industry grows, these competitors may develop further expertise and expand their focus on the cannabis industry.

Finance and Real Estate. In February 2014, the Treasury Department issued guidelines for financial institutions dealing with cannabis-related businesses, (see “—Government and Industry Regulation—FinCEN”). Many banks and traditional financial institutions refuse to provide financial services to cannabis-related business. We plan to provide finance and leasing solutions to market participants using the FinCEN guidelines as a primary guide for compliance with federal law. However, with the growth of the cannabis industry, there has been growth in alternative financing and banking resources. Many of these alternative sources have more capital and resources than we have.

Government and Industry Regulation

Cannabis is currently a Schedule I controlled substance and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession, or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the Controlled Substances Act in Colorado with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute, or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

As of the date of this filing, 29 states and the District of Columbia allow their residents to use medical cannabis. Voters in the states of Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington have approved ballot measures to legalize cannabis for adult recreational use. The state laws are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal at the federal level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. In March 2015, legislation was introduced in the U.S. Senate proposing to change federal law such that states could regulate medical use of cannabis without risk of prosecution. A key component of the proposed Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) is to reclassify cannabis under the Controlled Substances Act to Schedule II, thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. There is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, the new in-coming administration could change this policy and decide to enforce the federal laws applicable to cannabis strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal government.

As of the date of this filing, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. We do not grow or distribute cannabis. However, our providing ancillary products and services to state-approved cannabis cultivators and dispensary facilities could be deemed to be aiding and abetting illegal activities, a violation of federal law. We intend to remain within the guidelines outlined in the Cole Memo (see “—The Cole Memo”), however, we cannot provide assurance that we are in full compliance with the Cole Memo, or any applicable federal laws or regulations.

The Cole Memo

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in. We realize that there is a discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities. The Controlled Substances Act makes it illegal under federal law to manufacture, distribute, or dispense cannabis. Many states impose and enforce similar prohibitions. Notwithstanding the federal ban, as of the date of this filing, 29 states and the District of Columbia have legalized certain cannabis-related activity.

In light of these developments, DOJ Deputy Attorney General James M. Cole issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the Controlled Substances Act. The Cole Memo guidance applies to all of DOJ’s federal enforcement activity, including civil enforcement and criminal investigations and prosecutions, concerning cannabis in all states.

The Cole Memo reiterates Congress’s determination that cannabis is a dangerous drug and that the illegal distribution and sale of cannabis is a serious crime that provides a significant source of revenue to large-scale criminal enterprises, gangs, and cartels. The Cole Memo notes that DOJ is committed to enforcement of the Controlled Substances Act consistent with those determinations. It also notes that DOJ is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. In furtherance of those objectives, the Cole Memo provides guidance to DOJ attorneys and law enforcement to focus their enforcement resources on persons or organizations whose conduct interferes with any one or more of the following important priorities (the “Enforcement Priorities”):

•

Preventing the distribution of cannabis to minors;

•

Preventing revenue from the sale of cannabis from going to criminal enterprises, gangs and cartels;

•

Preventing the diversion of cannabis from states where it is legal under state law in some for to other states;

•

Preventing state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

•

Preventing violence and the use of firearms in the cultivation and distribution of cannabis;

•

Preventing drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;

•

Preventing the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

•

Preventing cannabis possession or use on federal property.

FinCEN

The Financial Crimes Enforcement Network (“FinCEN”) provided guidance on February 14, 2014 about how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations. For purposes of the FinCEN guidelines, a “financial institution” includes any person doing business in one or more of the following capacities:

•

Bank (except bank credit card systems);

•

Broker or dealer in securities;

•

Money services business;

•

Telegraph company;

•

Card club; and

•

A person subject to supervision by any state or federal bank supervisory authority.

In general, the decision to open, close, or refuse any particular account or relationship should be made by each financial institution based on a number of factors specific to that institution. These factors may include its particular business objectives, an evaluation of the risks associated with offering a particular product or service, and its capacity to manage those risks effectively. Thorough customer due diligence is a critical aspect of making this assessment.

In assessing the risk of providing services to a cannabis-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

As part of its customer due diligence, a financial institution should consider whether a cannabis-related business implicates one of the Cole Memo priorities or violates state law. This is a particularly important factor for a financial institution to consider when assessing the risk of providing financial services to a cannabis-related business. Considering this factor also enables the financial institution to provide information in BSA reports pertinent to law enforcement’s priorities. A financial institution that decides to provide financial services to a cannabis-related business would be required to file suspicious activity reports.

While we believe we do not qualify as a financial institution in the United States, we cannot be certain that we do not fall under the scope of the FinCEN guidelines. We plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential tenants, clients and customers. As such, as we engage in financing activities, we intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain but expected to evolve rapidly, we believe that FinCEN’s guidelines will help us best operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that our activities will not violate some aspect of the Controlled Substances Act. If we are found to violate the federal statute or any other in connection with our activities, our company could face serious criminal and civil sanctions.

Moreover, since the use of cannabis is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance and our stockholders may find it difficult to deposit their stock with brokerage firms.

Licensing and Local Regulations

Where applicable, we will apply for state licenses that are necessary to conduct our business in compliance with local laws. As of the date of this prospectus, our subsidiary, ACS Corp., has registered with Colorado’s Marijuana Enforcement Division (the “MED”) as an approved vendor. On September 8, 2014, ACS was registered as a MED approved vendor. On March 11, 2015, another subsidiary, GCS, was registered as a MED approved vendor.

Local laws at the city, county and municipal level add an additional layer of complexity to legalized cannabis. Despite a state’s having adopted legislation legalizing cannabis, cities, counties and municipalities, within the state may have the ability to otherwise restrict cannabis activities, including but not limited to cultivation, retail or consumption.

Zoning sets forth the approved use of land in any given city, county or municipality. Zoning is set by local governments and may otherwise be restricted by state laws, for example, under certain state laws a seller of liquor may not be allowed to operate within 1,000 feet of a school. There are and or will be similar restrictions imposed on cannabis operators, which will restrict how and where cannabis operations can be located and the manner and size of which they can grow and operate. Zoning can be subject to change or withdrawal, and properties can be re-zoned. How properties are zoned will have a direct impact on our business operations.

Employees

As of November 30, 2016, we had 101 full-time employees and 13 part-time employees.

MANAGEMENT

Our current officers and directors are listed below. Directors are generally elected at an annual stockholders’ meeting and hold office until the next annual stockholders’ meeting, or until their successors are elected and qualified. Executive officers are elected by directors and serve at the Board’s discretion.

Name	Age	Position
Michael Feinsod	45	Chairman of Board and Director
Robert L. Frichtel	53	Chief Executive Officer and Director
Peter Boockvar	47	Director
Duncan Levin	41	Director
Shelly Whitson	43	Principal Financial and Accounting Officer

Directors currently hold office for one year or until the earlier of their death, resignation, removal or until their successors have been duly elected and qualified. There are no family relationships among our directors. Our bylaws provide that the number of members of the Board may be changed from time to time by resolutions adopted by the Board and/or the stockholders. There are no family relationships among any of our officers or directors.

Michael Feinsod was appointed a director and elected Chairman of the Board on August 4, 2014. Mr. Feinsod is the Managing Member of Infinity Capital, LLC, an investment management company he founded in 1999. Since January 2014, Mr. Feinsod has been an investor in the Colorado cannabis industry. Mr. Feinsod was a director of The Kingstone Companies, Inc. from 2008 through June 2015. From 2006 through 2013, he served in various executive positions at Ameritrans Capital Corporation, a business development company. Mr. Feinsod served as a director of Ameritrans from December 2005 until July 2013 and served as a director of its subsidiary, Elk Associates Funding Corporation, from December 2005 until April 2013. In April 2013, in connection with a settlement agreement, the United States Small Business Administration was appointed as the receiver of Elk Associates Funding Corporation. Mr. Feinsod served as an investment analyst and portfolio manager at Mark Boyar & Company, Inc. He is admitted to practice law in New York and served as an associate in the Corporate Law Department of Paul, Hastings, Janofsky & Walker LLP. Mr. Feinsod holds a J.D. from Fordham University School of Law and a B.A. from George Washington University. We believe that Mr. Feinsod’s corporate finance, legal and executive-level experience, as well as his service on the boards of other public companies, give him the qualifications and skills to serve as one of our directors.

Robert L. Frichtel was appointed a director and as our Chief Executive Officer on August 14, 2013. Mr. Frichtel served as a managing partner of IBC Capital Group, a commercial real estate and finance company, from 2002 to June 2013. Between 1999 and 2001, Mr. Frichtel was the president and Chief Operating Officer of EOS Group, a division of Health Net, a NYSE listed healthcare company. Since 2001 Mr. Frichtel has consulted for numerous clients throughout the nation that are engaged in the medical cannabis business and has written articles for Bloomberg business regarding the cannabis industry. Mr. Frichtel received a Bachelor of Science degree in business administration from Colorado State University in 1985. We believe that Mr. Frichtel is qualified to act as one of our directors due to his past experience in commercial real estate and the cannabis industry.

Peter Boockvar was appointed a director on June 26, 2015. Mr. Boockvar is the Chief Market Analyst with The Lindsey Group, a macro economic and market research firm, and has been employed at that firm since July 2013. He is also the Chief Investment Officer for Bookmark Advisors, an asset management firm. Prior to holding these positions, Peter spent a brief time at Omega Advisors, a New York based hedge fund, as a macro analyst and portfolio manager. From January 2007 until the present, Mr. Boockvar was the founder and manager of OCLI, LLC, a farmland real estate investment fund. From October 1994 to December 2012, he was an employee and partner at Miller Tabak + Co where he was most recently an equity strategist and a portfolio manager. He joined Donaldson, Lufkin and Jenrette in 1992 in their corporate bond research department as a junior analyst. He is a CNBC contributor and appears regularly on their television network. Mr. Boockvar graduated Magna Cum Laude with a B.B.A. in Finance from George Washington University.

Duncan Levin was appointed a director on November 22, 2016.  Mr. Levin has been the managing partner of Tucker Levin, PLLC (“Tucker Levin”) since January 2014.  In that role, Mr. Levin regularly consults with a variety of businesses facing complex challenges, including regulatory, investigatory and anti-fraud issues.  Mr. Levin served on the senior staff of the Manhattan District Attorney’s Office from August 2011 to August 2014, where he was Chief of Asset Forfeiture and supervised money laundering cases.  From May 2008 to August 2011, Mr. Levin served as an Assistant United States Attorney at the United States Attorney’s Office for the Eastern District of New York, where he handled money laundering, asset forfeiture and Bank Secrecy Act cases.  Mr. Levin holds a J.D. from Yale Law School and a B.A. from Yale, where he was elected to Phi Beta Kappa.  We believe that Mr. Levin’s legal expertise and knowledge of financial systems give him the qualifications and skills to serve as one of our directors.

Shelly Whitson was appointed as our Principal Financial and Accounting Officer on November 1, 2015. Prior to her appointment as Principal Accounting Officer, Ms. Whitson served as our controller beginning March 2014. In addition, she served as the controller for Rocky Mountain Disposables, a small packaging firm in Denver, Colorado from June 2009 to March 2014, where she managed the firm’s financial operations. From July 2007 to June 2009, Ms. Whitson was employed as a staff accountant for a Peterson & Scharf, a Certified Public Accountant (“CPA”) firm, where she maintained the financial records and prepared tax returns for many small to medium sized corporations and partnerships. In addition to her accounting background, Ms. Whitson previously held a Real Estate Brokers license in both Colorado and Nevada where she sold both commercial and residential real estate. Ms. Whitson holds a Bachelor of Science degree in Business Administration with a concentration in finance from Montana State University. Ms. Whitson is currently pursuing a Master’s degree of Accountancy at Colorado State University.

Involvement in Legal Proceedings

Based on information submitted by the directors and executive officers, none of the directors or executive officers is involved in, or has been involved in, legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any director or executive officer.

EXECUTIVE COMPENSATION

The following table provides certain information regarding compensation awarded to, earned by or paid to persons serving as our Chief Executive Officer during the years ended December 31, 2015 and 2014, and our two other highly compensated officers who had total compensation exceeding $100,000 for the year ended December 31, 2015 (each a “named executive officer”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	All Other ($)	Total ($)
Robert L. Frichtel	2015	136,011	—	—	746,743	—	882,754
President and Chief	2014	108,000	—	—	—	—	108,000
Executive Officer

Hunter Garth	2015	86,663	—	—	25,060	—	111,723
President of IPG(1)	2014	—	—	—	—	—	—

Christopher Taylor	2015	36,000	—	—	—	—	36,000
Chief Financial Officer(2)	2014	108,000	—	—	—	—	108,000

(1)

Mr. Garth was hired effective March 19, 2015.

(2)

Mr. Taylor transitioned from a role as our Chief Accounting Officer to Vice President of Business Development in late 2014. He resigned in April 2015.

(3)

Represents equity-based compensation expense calculated in accordance with the provisions of Accounting Standards Codification Section 718 – Compensation – Stock Compensation, using the Black-Scholes option pricing model as set forth in Notes to our consolidated financial statements.

Employment Agreements

Robert L. Frichtel. On May 1, 2015, we entered into an employment agreement with Mr. Frichtel in order to secure his continued employment as our Chief Executive Officer. Mr. Frichtel will receive a base salary of $150,000 per year, which may be increased (but not decreased) subject to annual review by the Board of Directors. Mr. Frichtel will be eligible for an annual bonus pursuant to our executive bonus plan and is entitled to participate in any employee benefit plan we have adopted or may adopt. The term of the agreement expires on December 31, 2018. In addition, we entered into an option agreement, pursuant to which Mr. Frichtel will receive options to purchase 300,000 shares of our common stock at a price of $3.75 per share (which price was based on the closing price of our common stock on May 1, 2015), 100,000 of which vested upon execution of the Frichtel Agreement, and provided that Mr. Frichtel remains an employee on each date, 100,000 of which will vest on May 1, 2016, and the remaining 100,000 will vest on May 1, 2017.

Hunter Garth. On March 19, 2015, we entered into an employment agreement with Hunter Garth to serve as president of IPG. Mr. Garth will receive a base salary of $120,000 per year.

Outstanding Equity Awards

The table below reflects all outstanding equity awards made to any named executive officer that were outstanding at December 31, 2015.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options (#)	Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date
Robert L. Frichtel	May 1, 2015	100,000	200,000	3.75	May 1, 2018
	June 26, 2015	25,000	—	2.10	June 26, 2018
	August 31, 2015	—	200,000	1.03	August 31, 2018
	December 18, 2015	—	75,000	0.60	December 18, 2018
Hunter Garth	August 31, 2015	—	100,000	1.03	August 31, 2018
	December 18, 2015	—	50,000	0.60	December 18, 2018

Compensation of Non-Employee Directors

Our directors received the following compensation during the year ended December 31, 2015.

Name	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
Michael Feinsod(1)	$3,690,351	$122,547	$3,812,898
Peter Boockvar(2)	—	210,015	210,015

(1)

On August 4, 2014, we entered into an agreement with Michael Feinsod in consideration for serving as Executive Chairman of the Board and as a member of the Board and pursuant to the terms of the Executive Board and Director Agreement (the “Feinsod Agreement”). The Board approved the issuance to Infinity Capital of (a) 200,000 shares of our common stock on August 4, 2014; (b) 1,000,000 shares of our common stock upon the uplisting of our common stock to the OTC Market’s OTCQB; (c) 150,000 shares of our common stock on August 4, 2015; and (d) 150,000 shares of our common stock on August 4, 2016. Through December 31, 2015, 1,150,000 shares of common stock have been issued to Mr. Feinsod. He also received stock options to purchase (a) 500,000 shares of our common stock at an exercise price of $1.03 per share and (b) 75,000 shares of our common stock at an exercise price of $0.60 per share. These options vest over a one year period and expire after three years.

(2)

Mr. Boockvar received stock options to purchase (a) 150,000 shares of our common stock at an exercise price of $2.10 per share, with one third vesting immediately, after one year and after two years; (b) 100,000 shares of our common stock at an exercise price of $1.03 per share, vesting over one year; and (c) 75,000 shares of our common stock at an exercise price of $0.60 per share, vesting over one year. These options expire after three years.

(3)

Represents equity-based compensation expense calculated in accordance with the provisions of Accounting Standards Codification Section 718 – Compensation – Stock Compensation, using the Black-Scholes option pricing model as set forth in the Notes to our consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements and indemnification arrangements discussed above in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since December 31, 2014, and each currently proposed transaction in which:

•

we have been or are to be a participant;

•

the amount involved exceeded or exceeds the lessor of $120,000 and 1% of our average total assets at year-end for the past two fiscal years; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Related Persons

On August 4, 2014, we entered into an agreement with Michael Feinsod in consideration for serving as Chairman of the Board and as a member of our Board, and pursuant to the terms of the Executive Board and Director Agreement (the “Feinsod Agreement”). The Board approved the issuance to Infinity Capital of (a) 200,000 shares of our common stock on August 4, 2014; (b) 1,000,000 shares of our common stock upon the uplisting of our common stock to the OTC Market’s OTCQB; (c) 150,000 shares of our common stock on August 4, 2015; and (d) 150,000 shares of our common stock on August 4, 2016. All shares, except the final tranche of 150,000 shares, have been issued as of September 30, 2016. Mr. Feinsod must remain a member of the Board in order for the common stock to be issued. In addition, the Feinsod Agreement requires the issuance of a number of shares of our common stock to Infinity Capital equal to 10% of any new issuances not to exceed 600,000 shares of our common stock in the aggregate during the time that Mr. Feinsod remains a member of the Board (the “New Issuance Allowance”). Under the terms of the Feinsod Agreement, the New Issuance Allowance will not be triggered upon issuances relating to convertible securities existing as of the date of the Feinsod Agreement. For illustrative purposes, if we issue 7,000,000 new shares of common stock, then the New Issuance Allowance issued to Infinity Capital would be capped at 600,000 shares of our common stock. No shares have been issued under the New Issuance Allowance.

In February 2015, we issued a senior secured note to Infinity Capital, LLC (“Infinity Capital”), as amended in April 2015, bearing interest at 5% payable monthly in arrears commencing June 30, 2015, until the maturity date of August 31, 2015 (the “Infinity Note”).  Infinity Capital, an investment management company, was founded and is controlled by our chairman of the board, Michael Feinsod. Mr. Feinsod and Infinity Capital collectively own 9% of our outstanding common stock, as of November 30, 2016. On July 1, 2015, the outstanding principal and interest of $309,000 was settled by our issuing a 10% private placement note. Subsequent to the settlement on July 1, 2015, we continued to borrow under the Infinity Note. As of September 30, 2016, we owed $1,336,000 of principal and accrued interest under the Infinity Note. In September 2016, the $309,000 of principal under the 10% private placement note, along with accrued interest of $38,000, was settled for cash of $347,000.

On November 4, 2015, we entered into an agreement with Infinity Capital, an investment management company that was founded and is controlled by our chairman of the board, Michael Feinsod. The agreement was amended on March 29, 2016 and on September 16, 2016 (as amended, the “DB Option Agreement”).  Pursuant to the DB Option Agreement, we have the right to purchase all of Infinity Capital’s interest in DB Products Arizona, LLC (“DB”) at Infinity Capital’s actual cost, plus $1.00, or $800,001. The interests for which the option has been granted are Infinity Capital’s 50% equity interest in the membership interests of DB, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB in favor of Infinity Capital for up to $800,000.  DB is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis “Dixie Elixirs and Edibles” products in Arizona.  DB expects to begin sales in 2016.  We have no obligation to exercise the option, which expires September 30, 2018. Under the terms of the DB Option Agreement with Infinity Capital, in March 2016 we granted Infinity Capital warrants to purchase 100,000 shares of our common stock at an exercise price of $0.67 per share with a five year life.

Director Independence

Mr. Michael Feinsod, Mr. Peter Boockvar and Mr. Duncan Levin are considered as “independent” directors under the applicable definition of the listing standards of the NASDAQ Capital Market (“NASDAQ”). Mr. Feinsod and Mr. Boockvar comprise all the members of our Compensation Committee. Mr. Feinsod, Mr. Boockvar and Mr. Robert Frichtel, our Chief Executive Officer, comprise all the members of our Audit Committee. We have no Nominating Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 30, 2016: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. As of November 30, 2016, there were 15,737,921 shares of our common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage

5% or Greater Stockholders:

Michael Kelsey (1)	2,911,536	18%
GTC House
18 Station Road
Chesham Bucks HP5 1DH
United Kingdom

Directors and named executive officers:

Robert Frichtel (2)	2,616,000	15%

Hunter Garth (3)	1,185,000	7%

Michael Feinsod (4)	3,853,500	21%

Peter Boockvar (5)	1,325,000	8%

Duncan Levin (6)	100,000	1%

All officers and directors as a group (6 persons) (7)	9,448,500	41%

(1)

Mr. Kelsey, as managing member, controls BGBW, LLC and The List Consulting, LLC, which own 2,500,000 and 411,536 shares, respectively, of our common stock.

(2)

Includes options to purchase 1,710,000 shares of common stock.

(3)

Includes options to purchase 485,000 shares of common stock, and warrants to purchase 500,000 shares of common stock.

(4)

Includes common stock beneficially owned by Mr. Feinsod and Infinity Capital, options to purchase 1,875,000 shares of common stock, warrants to purchase 100,000 shares of common stock from the DB Option, and warrants to purchase 463,500 shares of common stock under the 10% Notes.

(5)

Includes options to purchase 1,275,000 shares of common stock and warrants to purchase 50,000 shares of our common stock.

(6)

Includes options to purchase 100,000 shares of common stock.

(7)

Includes Shelly Whitson, Chief Financial Officer, who has options to purchase 490,000 shares of common stock.

SELLING STOCKHOLDERS

			Number of
	Shares Beneficially owned		Shares	Beneficial Ownership
	Prior to this Offering		Being	After the Offering(3)
Name of Selling Stockholder	Number(1)	Percentage	Offered(2)	Number	Percentage
LV Enterprises (4)	—	*	3,375,000	3,375,000	18%
Steven Swarzman	—	*	900,000	900,000	5%
Evans Street Lendco (5)	225,000	1%	750,000	975,000	6%
Robert Gladstone	—	*	750,000	750,000	5%
Emanuel Stern	—	*	600,000	600,000	4%
Robert Goldman	—	*	600,000	600,000	4%
David Thalheim	—	*	450,000	450,000	3%
Seth Leist	37,500	*	300,000	337,500	2%
Michael Roberts	150,000	*	300,000	450,000	3%
Andrew Rosen	—	*	300,000	300,000	2%
Seth Oster	75,000	*	150,000	225,000	1%
Robert Grados	37,500	*	150,000	187,500	1%
Roger Gladstone	—	*	150,000	150,000	*
Brookwood Holdings (6)	37,500	*	75,000	112,500	*
David Tanen	37,500	*	75,000	112,500	*
Robert Gazzale	—	*	75,000	75,000	*

*

Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

Excludes warrants to acquire shares of our common stock that are being registered pursuant to the registration statement of which this prospectus forms a part. Includes warrants to acquire shares of our common stock issued in connection with various debt agreements.

(2)

Assumes exercise of all of the holder’s warrants to acquire shares of our common stock that are being registered pursuant to the registration statement of which this prospectus forms a part.

(3)

Assumes all offered shares are sold. The registration of the shares subject to the registration statement of which this prospectus forms a party does not mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(4)

Controlled by managing member, Lloyd Goldman.

(5)

Controlled by managing member, Ivan Wolpert.

(6)

Controlled by managing member, Jeffery Wasserman.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary and is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended, which have been filed as exhibits to this registration statement of which this prospectus forms a part.

General

We are authorized to issue 100,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock. Our articles of incorporation also authorize us to issue options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise.

Common Stock

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available and, in the event of liquidation, to a pro rata portion of any distribution of our assets after payment of liabilities. Our directors are not obligated to declare dividends, and it is anticipated that no dividend will be paid in the foreseeable future.

Holders of shares of our common stock do not have preemptive rights to subscribe for any additional shares which may be issued in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

As of November 30, 2016, 15,737,921 shares of common stock were issued and outstanding.

Warrants Outstanding

12% Warrants

On September 21, 2016, we entered into a promissory note and warrant purchase agreement (the “12% Agreement”) with the selling stockholders, each an accredited investor, pursuant to which we issued $3,000,000 aggregate principal amount of 12% notes due September 21, 2018 (the “12% Notes”) to the selling stockholders in a private placement. Subject to the terms and conditions of the 12% Agreement, each investor was granted fully-vested warrants to purchase our shares of our common stock in an amount equal to their note principal multiplied by three (the “12% Warrants”), resulting in the issuance of warrants to purchase 9,000,000 shares of our common stock, with an exercise period of three years. The 12% Warrants comprise Series A Warrants, which have an exercise price of $0.35 per share, to purchase 4,500,000 shares of our common stock (the “12% A Warrants”) and Series B Warrants, which have an exercise price of $0.70 per share, to purchase 4,500,000 shares of our common stock (the “12% B Warrants”). Pursuant to the terms of the 12% Agreement, if we issue any equity-based instruments at a price lower than the exercise price(s) of the 12% Warrants, other than under our Incentive Plan, the exercise price(s) of the 12% Warrants will be adjusted to the lower exercise price of the warrants.

The 12% Warrants may be exercised at the option of the holder of the warrants (a) by paying cash, (b) by applying the amount due under the 12% Notes as consideration, or (c) if there is no effective registration statement for the 12% Warrants within six months of being granted, the holder may exercise on a cashless basis. The 12% Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

As of the date of this prospectus, our 12% A Warrants outstanding are convertible into an aggregate of 4,500,000 shares of our common stock at an exercise price of $0.35 per share, and our 12% B Warrants outstanding are convertible into 4,500,000 shares of our common stock at an exercise price of $0.70 per share. The 12% Warrants may be exercised at any time before September 21, 2019.

Other Warrants Outstanding

As of the date of this prospectus, we have the following outstanding warrants convertible into shares of our common stock:

Quantity	Exercise Price	Expiration Date
150,000	$4.40	December 11, 2016
20,000	3.75	April 23, 2017
20,000	3.49	April 26, 2017
225,000	1.20	July 28, 2017
217,000	1.08	December 31, 2017
250,000	4.50	March 25, 2018
250,000	5.00	March 25, 2018
25,000	2.10	June 25, 2018
25,000	1.88	June 30, 2018
5,000	1.03	August 30, 2018
10,600	5.00	October 13, 2018
32,100	5.00	November 16, 2018
7,500	0.60	December 17, 2018
100,000	0.78	August 15, 2019
100,000	0.67	March 30, 2021
659,000	1.07	June 2, 2021

Options Outstanding

As of the date of this prospectus, options to purchase 8,580,705 shares of our common stock were outstanding. The weighted average exercise price per share of such options was $0.98.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 9,000,000 shares of our common stock, par value $0.001 per share by the selling stockholders.  Warrants to purchase such shares of our common stock were issued pursuant to a promissory note and warrant purchase agreement dated September 21, 2016. Warrants to purchase 4,500,000 shares of our common stock have an exercise price of $0.35 per share, and warrants to purchase 4,500,000 shares of our common stock have an exercise price of $0.70 per share, each such exercise price subject to adjustment if we issue any equity-based instruments at a price lower than the relevant exercise price, other than under our Incentive Plan.

The selling stockholders may, from time to time, sell any or all of the shares of our common stock covered by this prospectus on the OTCQB, or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as may be set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (however, in such case, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such successors in interest as selling stockholders under this prospectus).

The selling stockholders might not sell any, or all, of the shares of our common stock offered pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares of our common stock by other means not described in this prospectus.

The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. If the selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus are deemed to be an underwriter, the selling stockholders and such other participants in the distribution may be subject to certain statutory liabilities and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our common stock.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

AVAILABLE INFORMATION

The public may read and copy any materials we file with the SEC, including our annual reports, quarterly reports, current reports, proxy statements, information statements and other information, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its affiliates as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL MATTERS

The validity of the share of common stock offered hereby will be passed on for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of General Cannabis Corp. and subsidiaries as of and for the year ended December 31, 2015 and as of and for the year ended December 31, 2014, have been incorporated by reference herein in reliance upon the reports (which contain an explanatory paragraph relating to our ability to continuing as a going concern) of Hall and Company and Hartley Moore Accountancy Corp., respectively, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

General Cannabis Corp.

We have audited the accompanying consolidated balance sheet of General Cannabis Corp. as of December 31, 2015 and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the year ended December 31, 2015. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Cannabis Corp. as of December 31, 2015, and the results of its operations and its cash flows for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hall and Company

Irvine, CA

March 25, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

General Cannabis Corp.

We have audited the accompanying consolidated balance sheet of General Cannabis Corp. ( formerly known as Advanced Cannabis Solutions), as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the year ended December 31, 2014. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Cannabis Corp. as of December 31, 2014, and the results of its operations and its cash flows for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hartley Moore Accountancy Corp.

Irvine, CA

April 15, 2015

GENERAL CANNABIS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$58,711	$165,536
Accounts receivable	124,553	18,319
Prepaid expenses and other current assets	46,734	22,402
Inventory	15,518	70,341
Total current assets	245,516	276,598

Property and equipment, net	1,725,268	1,707,410
Intangible assets, net	1,524,927	--
Goodwill	187,000	--
Deferred financing costs	--	83,056
Total Assets	$3,682,711	$2,067,064

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$293,532	$83,185
Interest payable	84,720	16,470
Line of credit – related party	800,000	--
Notes payable (net of discount), current portion	986,475	6,337
Deferred rental revenue	33,146	--
Accrued stock payable, current portion	1,532,420	385,917
Warrant derivative liability	--	3,893,904
Total current liabilities	3,730,293	4,385,813

Notes payable (net of discount), less current portion	151,397	1,055,797
Accrued stock payable, less current portion	--	138,125
Tenant deposits	9,204	8,854
Total Liabilities	3,890,894	5,588,589

Commitments and Contingencies	--	--

Stockholders’ Equity (Deficit)
Preferred stock, no par value; 5,000,000 share authorized; no shares issued and outstanding at December 31, 2015 and 2014	--	--
Common Stock, $0.001 par value; 100,000,000 shares authorized; 14,915,421 shares and 12,499,933 shares issued and outstanding on December 31, 2015 and 2014, respectively	14,915	12,500
Additional paid-in capital	16,204,280	4,107,076
Accumulated deficit	(16,427,378)	(7,641,101)
Total Stockholders’ Equity (Deficit)	(208,183)	(3,521,525)

Total Liabilities & Stockholders’ Equity (Deficit)	$3,682,711	$2,067,064

See Notes to consolidated financial statements.

GENERAL CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2015	2014
REVENUES
Service	$1,604,632	$40,000
Tenant	100,782	115,059
Product sales	57,564	85,147
Total revenues	1,762,978	240,206

COSTS AND EXPENSES
Cost of service revenues	1,307,821	--
Cost of goods sold	115,208	68,541
Selling, general and administrative	1,433,359	787,325
Share-based compensation	5,418,672	1,298,375
Professional fees	448,501	555,442
Depreciation and amortization	282,828	66,262
Total costs and expenses	9,006,389	2,775,945

OPERATING LOSS	(7,243,411)	(2,535,739)

OTHER (INCOME) EXPENSE
Amortization of debt discount and deferred financing costs	1,452,831	755,725
Interest expense	300,669	244,771
Net (gain) loss on derivative liability	(210,634)	3,393,904
Total other (income) expense, net	1,542,866	4,394,400

NET LOSS	$(8,786,277)	$(6,930,139)

PER SHARE DATA – Basic and diluted
Net loss per share	$(0.63)	$(0.51)
Weighted average number of common shares outstanding	14,017,095	13,462,396

See Notes to consolidated financial statements.

GENERAL CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2015	2014
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(8,786,277)	$(6,930,139)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt discount	1,371,607	755,725
Amortization of deferred financing costs	83,056	31,944
(Gain) loss on derivative liability, net	(210,634)	3,393,904
Depreciation and amortization expense	282,828	66,262
Equity-based payments	5,418,672	1,298,375
Changes in operating assets and liabilities (net of amounts acquired)
Accounts receivable	(106,234)	(18,319)
Prepaid expenses and other assets	(24,332)	(20,158)
Inventory	67,072	(70,341)
Accounts payable and accrued liabilities	322,216	67,716
Net cash used in operating activities:	(1,582,026)	(1,425,031)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property and equipment	(56,213)	(573,052)
Chiefton acquisition – cash paid for inventory	(12,249)	--
Purchase of intangible assets	--	(38,200)
Net cash used in investing activities	(68,462)	(611,252)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of notes payable, net of cash expenses	350,000	1,394,739
Increase in line of credit -- related party	1,100,000	--
Payments on notes payable	(6,337)	(5,356)
Proceeds from sale of warrants, net	--	400,000
Proceeds from exercise of warrants for shares of common stock, net	100,000	--
Deferred financing costs	--	(15,000)
Net cash provided by financing activities	1,543,663	1,774,383

NET (DECREASE) INCREASE IN CASH	(106,825)	(261,900)
CASH, BEGINNING OF PERIOD	165,536	427,436
CASH, END OF PERIOD	$58,711	$165,536

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest	$231,296	$225,503

NON-CASH TRANSACTIONS
Acquisition of IPG with common stock payable and warrants	$1,887,000	$--
Acquisition of Chiefton with common stock payable	69,400	--
Purchase of property with note payable	--	600,000
Convertible notes settled in common stock	1,651,123	485,000
Line of credit – related party converted into 10% Note	309,000	--
Warrants issued in connection with debt recorded as debt discount	298,532	92,600
Non-cash financing costs	--	100,000
Issuance of common stock upon cashless conversion of warrants by Full Circle	3,683,270	--
Issuance of common stock from accrued stock payable	988,493	--
Accrued stock payable and warrants for architectural services	--	109,667

See Notes to consolidated financial statements.

GENERAL CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total
December 31, 2013	15,137,200	$15,137	$918,490	$(710,962)	$222,665
Re-acquired common stock	(1,750,000)	(1,750)	1,750	--	--
Discount on convertible notes issued	--	--	1,813,280	--	1,813,280
Issuance of common stock under Feinsod Agreement	200,000	200	883,800	--	884,000
Conversion of Notes payable and interest	97,733	98	488,571	--	488,669
Retraction of common stock in settlement of lawsuit with former shareholder	(1,185,000)	(1,185)	1,185	--	--
Net loss	--	--	--	(6,930,139)	(6,930,139)
December 31,2014	12,499,933	12,500	4,107,076	(7,641,101)	(3,521,525)

Issuance of common stock under Feinsod Agreement	1,150,000	1,150	3,628,350	--	3,629,500
Full Circle – non-cash exercise of warrants	760,263	760	3,682,510	--	3,683,270
Full Circle – exercise of warrants for cash	25,000	25	99,975	--	100,000
Stock issued for architectural services	50,000	50	114,643	--	114,693
Conversion of Notes payable and interest	330,225	330	1,650,793	--	1,651,123
Warrants issued with 10% Notes Payable	--	--	298,532	--	298,532
Common stock and warrants issued for IPG acquisition	100,000	100	1,043,700	--	1,043,800
Warrants issued for services	--	--	77,918	--	77,918
Employee stock options	--	--	1,500,783	--	1,500,783
Net loss	--	--	--	(8786,277)	(8,786,277)
December 31, 2015	14,915,421	$14,915	$16,204,280	$(16,427,378)	$(208,183)

See Notes to consolidated financial statements.

GENERAL CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   NATURE OF OPERATIONS, HISTORY AND PRESENTATION

Nature of Operations

General Cannabis Corporation (the “Company,” “we,” “us, ” “our,” or “GCC”) (formerly, Advanced Cannabis Solutions, Inc.), was incorporated on June 3, 2013, and provides products and services to the regulated cannabis industry.  On April 28, 2015, our common stock was uplisted and resumed quotation on the OTC Market’s OTCQB on May 6, 2015. Our operations are segregated into the following four segments:

Security and Cash Management Services

In March 2015, we acquired substantially all of the assets of Iron Protection Group, LLC, a Colorado limited liability company, which will continue to do business as “Iron Protection Group.” Iron Protection Group (“IPG”) provides advanced security, including on-site professionals, video surveillance and cash transport, to licensed cannabis cultivators and retail shops. As of December 31, 2015, Iron Protection Group had approximately 80 guards who serve 14 clients throughout Colorado.

Marketing and Products

In September 2015, we acquired substantially all of the assets of Chiefton Supply Co., and established a dba of Chiefton Supply Co., incorporated in Colorado (“Chiefton”).  Chiefton is an apparel and design company.  We design, distribute and sell apparel featuring graphic designs.  Our apparel is purchased and screen printed by third parties, for which there are numerous suppliers.  Chiefton also provides high-level design and branding services to various clients, from grow stores and dispensaries to wholesale cannabis companies.

Our wholesale supply business, GC Supply, is a reseller of supplies to the cannabis market. GC Supply works with industry leaders and innovators to deliver high-quality products that are compliant with applicable regulations and with a focus on products that are manufactured in the United States.   GC Supply operates out of a leased, 1,800 square-foot warehouse located in Colorado Springs, Colorado.

Consulting and Advisory

Through Next Big Crop we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and building services, and expansion of existing operations.  Our business plan is based on the future growth of the regulated cannabis market in the United States.

Finance and Real Estate

Real Estate Leasing

Our real estate leasing business primarily includes the acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities will range in size from 5,000 to 50,000 square feet. These facilities will only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants will provide certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

As of the date of this report, we owned one cultivation property that is located in a suburb of Pueblo, Colorado (the “Pueblo West Property”). The property consists of approximately three acres of land, which currently includes a 5,000 square foot steel building, and parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022.  We are evaluating strategic options for this property.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Owner, Denver, Colorado 80224, which has been branded as The Greenhouse (“The Greenhouse”).  The building is a 16,056 square-foot facility, which will be converted to serve as the largest shared workspace for entrepreneurs, professionals and others serving the cannabis industry.  Clients will be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design.  The banking space includes a vault with safety deposit boxes, three drive through teller windows and five secure teller windows inside.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants include media, internet, packaging, lighting, cultivation supplies, and financial services. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance and Equipment Leasing Services

We lease cultivation equipment and facilities to customers in the cannabis industry. We expect we will enter into sale lease-back transactions of grow lights, tenant improvements and other grow equipment. Since Colorado State law does not allow entities operating under a cannabis license to pledge the assets or the license of the cannabis operation for any type of general borrowing activity, we intend to provide loans to individuals and businesses in the cannabis industry on an unsecured basis.  Equipment will only be leased to tenants that possess the requisite state licenses to operate such facilities. The leases with the tenants will provide certain requirements that permit us to continually evaluate its tenants’ compliance with applicable laws and regulations.

We are exploring lending opportunities in Oregon, Washington, Colorado, and Arizona. Our finance strategy will include making direct term loans and providing revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products.  These loans will generally be secured to the maximum extent permitted by law.  We believe there is a significant demand for this financing.  We are pursuing other finance services including customized finance, capital formation, and banking, for participants in the cannabis industry.

On November 4, 2015, we entered into an agreement (the “DB Option Agreement”) with Infinity Capital, a related party.  Pursuant to the DB Option Agreement, Infinity Capital granted us a six month option to purchase all of its interest in DB Products Arizona, LLC (“DB”) at Infinity Capital’s actual cost, plus $1.00, or $600,001. The interests for which the option has been granted are Infinity Capital’s 50% equity interest in the membership interests of DB, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB in favor of Infinity Capital for up to $600,000.  DB is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis Dixie Elixirs and Edible products in Arizona.  DB expects to begin sales in 2016.  We have no obligation to exercise the option.

Basis of Presentation

The accompanying consolidated financial statements include the results of GCC, and its five wholly-owned subsidiary companies: (a) ACS Colorado Corp., a Colorado corporation formed in 2013; (b) Advanced Cannabis Solutions Corporation, a Colorado corporation formed in 2013; (c) 6565 E. Evans Avenue LLC, a Colorado limited liability company formed in 2014; (d)  General Cannabis Capital Corporation, a Colorado corporation formed in 2015; and (e) GC Security LLC, a Colorado limited liability company formed in 2015.  Advanced Cannabis Solutions Corporation has one wholly-owned subsidiary company, ACS Corp., which was formed in Colorado on June 6, 2013.  Intercompany accounts and transactions have been eliminated.

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Furthermore, when testing assets for impairment in future periods, if management uses different assumptions or if different conditions occur, impairment charges may result.

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation. The reclassifications had no effect on net loss, total assets, or total stockholders’ equity (deficit).

Going Concern

The consolidated financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.  The ability to continue as a going concern is dependent upon our generating profitable operations in the future and / or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management believes that actions presently being taken to further implement its business plan and generate additional revenues provide opportunity for us to continue as a going concern.  While we believe in the viability of our strategy to generate additional revenues and our ability to raise additional funds, there can be no assurances to that effect.

We had an accumulated deficit of $16,427,378 at December 31, 2015, and further losses are anticipated in the development of our business. Accordingly, there is substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits with banks, and investments that are highly liquid and have maturities of three months or less at the date of purchase.  We had no cash equivalents at December 31, 2015 or 2014.

We maintain our cash balances in financial institutions that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation (up to $250,000 per financial institution as of December 31, 2015).  At December 31, 2015 and 2014, our deposits did not exceed insured amounts. We have not experienced any losses in such accounts.

Inventory

Our inventory consists of finished goods, including apparel and supplies for the cannabis market.  Inventory is stated at the lower of cost or market, using the first-in, first-out method (“FIFO”) to determine cost. We monitor inventory cost compared to selling price in order to determine if a lower of cost or market reserve is necessary.  For the year ended December 31, 2015, cost of goods sold includes $75,048 of expense for inventory adjusted down to market value.

Property and Equipment

Property and equipment are recorded at historical cost.  The cost of maintenance and repairs, which are not significant improvements, are expensed when incurred.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets:  thirty years for buildings, the lesser of five years or the life of the lease for leasehold improvements, and three to five years for furniture, fixtures and equipment.  Land is not depreciated.  Construction in progress, consisting of land development costs, pre-construction costs, construction costs, interest incurred on financing, architectural plans, is not depreciated until the related asset is placed in service.

Business Combinations

Amounts paid for acquisitions are allocated to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition.  The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management, including expected future cash flows. We allocate any excess purchase price over the fair value of the net assets and liabilities acquired to goodwill.  Identifiable intangible assets with finite lives are amortized over their useful lives. Acquisition-related costs, including advisory, legal, accounting, valuation and other costs, are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

Intangible Assets and Goodwill

Goodwill is the cost of an acquisition less the fair value of the net assets of the acquired business.

Intangible assets consist primarily of customer relationships, non-compete agreements with key employees, and marketing-related intangibles. Our intangible assets are being amortized on a straight-line basis over a period of two to ten years.

Impairment of Long-lived Assets and Goodwill

We evaluate goodwill for impairment annually in the fourth quarter, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying amount.  The goodwill impairment test consists of a two-step process, if necessary. The first step is to compare the fair value of a reporting unit to its carrying value, including goodwill. We typically use discounted cash flow models to determine the fair value of a reporting unit. The assumptions used in these models are consistent with those we believe hypothetical marketplace participants would use. If the fair value of the reporting unit is less than its carrying value, the second step of the impairment test must be performed in order to determine the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds its implied fair value, an impairment charge is recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill.

We periodically evaluate whether the carrying value of property, equipment and intangible assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable.  The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.

Our impairment analyses require management to apply judgment in estimating future cash flows as well as asset fair values, including forecasting useful lives of the assets, assessing the probability of different outcomes, and selecting the discount rate that reflects the risk inherent in future cash flows. If the carrying value is not recoverable, we assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models.  If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to an impairment charge in the future.

Deferred Financing Costs

We capitalize the amounts paid to obtain financing, such as legal expenses of our lenders, and amortize the amount over the life of the underlying financing agreement.

Debt

We issue debt that may have separate warrants, conversion features, or no equity-linked attributes.

Debt with warrants – When we issue debt with warrants, we treat the warrants as a debt discount, record as a contra-liability against the debt, and amortize the balance over the life of the underlying debt as amortization of debt discount expense in the consolidated statements of operations.  The offset to the contra-liability is recorded as additional paid in capital in our consolidated balance sheet.  We determine the value of the warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the volatility of our stock.  If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the consolidated statement of operations.  The debt is treated as conventional debt.

Convertible debt – derivative treatment – When we issue debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative, as follows:  a) one or more underlyings, typically the price of our common stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. An embedded equity-linked component that meets the definition of a derivative does not have to be separated from the host instrument if the component qualifies for the scope exception for certain contracts involving an issuer’s own equity.  The scope exception applies if the contract is both a) indexed to its own stock; and b) classified in stockholders’ equity in its statement of financial position.

If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using Black-Scholes upon the date of issuance.  If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense.  Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt.  The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the consolidated statement of operations.  The debt discount is amortized through interest expense over the life of the debt.

Convertible debt – beneficial conversion feature – If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF’).  A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date.  This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued.  The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible, and is recorded as additional paid in capital and as a debt discount in the consolidated balance sheet.  We amortize the balance over the life of the underlying debt as amortization of debt discount expense in the consolidated statement of operations.  If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the consolidated statement of operations.

If the conversion feature does not qualify for either the derivative treatment or as a BCF, the convertible debt is treated as traditional debt.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1 –	Quoted prices in active markets for identical assets or liabilities.

Level 2 –

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities.

Our financial instruments include cash, accounts receivable, accounts payables and tenant deposits. The carrying values of these financial instruments approximate their fair value due to their short maturities.  The carrying amount of our debt approximates fair value because the interest rates on these instruments approximate the interest rate on debt with similar terms available to us.  Our derivative liability was adjusted to fair market value at the end of each reporting period, using Level 3 inputs.

Revenue Recognition

We recognize revenue when the four revenue recognition criteria are met, as follows:

Persuasive evidence of an arrangement exists – our customary practice is to obtain written evidence, typically in the form of a contract or purchase order;

Delivery – when services are completed in accordance with the underlying contract, or for the sale of goods when custody is transferred to our customers either upon shipment to or receipt at our customers’ locations, with no right of return or further obligations;

The price is fixed or determinable – prices are typically fixed and no price protections or variables are offered; and

Collectability is reasonably assured – we typically work with businesses with which we have a long standing relationship, as well as continually monitoring and evaluating customers’ ability to pay.

Refunds and returns, which are minimal, are recorded as a reduction of revenue.

Share-based Payments

Nonemployees – We may enter into agreements with nonemployees to make share-based payments in return for services. These payments may be made in the form of common stock or common stock warrants. We recognize expense for fully-vested warrants at the time they are granted. For awards with service or performance conditions, we generally recognize expense over the service period or when the performance condition is met; however, there may be circumstances in which we determine that the performance condition is probable before the actual performance condition is achieved. In such circumstances, the amount recognized as expense is the pro rata amount, depending on the estimated progress towards completion of the performance condition. Nonemployee share-based payments are measured at fair value, based on either the fair value of the equity instrument issued or on the fair value of the services received. Typically, it is not practical to value the services received, so we determine the fair value of common stock grants based on the price of the common stock on the measurement date (which is the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, if there are sufficient disincentives to ensure performance, or the date at which the counterparty’s performance is complete), and the fair value of common stock warrants using Black-Scholes. We use historical data to estimate the expected price volatility, the expected stock option life and expected forfeiture rate. The risk-

free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the stock option. For awards that are recognized when a performance condition is probable, the fair value is estimated at each reporting date. The cost ultimately recognized is the fair value of the equity award on the date the performance condition is achieved. Accordingly, the expense recognized may change between interim reporting dates and the date the performance condition is achieved.

Awards of common stock with a service or performance condition, where the ultimate number of shares to be issued is uncertain, are classified as liabilities.  All other non-employee awards are classified as equity.

Employees – We issue options to purchase our common stock to our employees, which are measured at fair value using Black-Scholes. We use historical data to estimate the expected price volatility, the expected stock option life and expected forfeiture rate. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the stock option.  We recognize expense on a straight-line basis over the service period, net of an estimated forfeiture rate, resulting in a compensation cost for only those shares expected to vest.  Awards to employees are classified as equity.

Shipping and Handling

Payments by customers to us for shipping and handling costs are included in revenue on the consolidated statements of operations, while our expense is included in cost of goods sold. Shipping and handling for inventory is included as a component of inventory on the consolidated balance sheets, and in cost of revenues in the consolidated statements of operations when the product is sold.

Income Taxes

We recognize deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amount of our assets and liabilities. We monitor our deferred tax assets and evaluate the need for a valuation allowance based on the estimate of the amount of such deferred tax assets that we believe do not meet the more-likely-than-not recognition criteria. We also evaluate whether we have any uncertain tax positions and would record a reserve if we believe it is more-likely-than-not our position would not prevail with the applicable tax authorities. Our assessment of tax positions as of December 31, 2015 and 2014, determined that there were no material uncertain tax positions.

Reportable Segments

Our reporting segments consist of:  a) Security and Cash Management Services; b) Marketing and Products; c) Consulting and Advisory; and d) Finance and Real Estate.  Our Chief Executive Officer has been identified as the chief decision maker.  Our operations are conducted primarily within the United States of America.

Recently Issued Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Update, or ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability.  For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance.  Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines.  Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard.  This ASU is effective for fiscal years beginning after December 18, 2018, including interim periods within those fiscal years.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-17”Income Taxes (Topic 740)” – In November 2015, the FASB issued ASU 2015-17, which simplifies the presentation of deferred tax assets and liabilities on the balance sheet.  Previous GAAP required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts on the balance sheet.  The amendment requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet.  This ASU is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-16 “Business Combinations (Topic 805),” or ASU 2015-16 - In September 2015, the FASB issued ASU 2015-16, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. This ASU is effective for interim and annual reporting period beginning after December 15, 2016, including interim periods within those fiscal years, with the option to early adopt for financial statements that have not been issued. We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-11 “Inventory (Topic 330): Simplifying the Measurement of Inventory,” or ASU 2015-11 - In July 2015, the FASB issued ASU 2015-11, which requires an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments apply to inventory that is measured using first-in, first-out (FIFO) or average cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2016, with the option to early adopt as of the beginning of an annual or interim period. We do not expect the adoption of this ASU to have a significant impact on our financial position, results of operations and cash flows.

FASB ASU 2015-03 “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost,” or ASU 2015-03 - In April 2015, the FASB issued ASU 2015-03, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability. We do not expect the adoption of this ASU to have a significant impact on our financial position, results of operations and cash flows.

FASB ASU 2015-02 “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” or ASU 2015-02 - In February 2015, the FASB issued ASU 2015-02, which changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. This ASU is effective for annual reporting periods beginning after December 15, 2015 and we are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

NOTE 2.   BUSINESS ACQUISITIONS

IPG Acquisition

On March 26, 2015, we entered into an Asset Purchase Agreement (the “IPG APA”) by and among us and Iron Protection Group, LLC, a Colorado limited liability company (“Seller”), whereby we agreed to acquire substantially all of the assets of Seller (the “IPG Acquisition”).  This acquisition expands our service offerings in the cannabis industry and provides a new revenue stream.

Pursuant to the terms of the IPG APA, we will deliver to Seller 500,000 restricted shares of our common stock, which will vest over a one-year period (100,000 shares on October 1, 2015; 200,000 shares on January 1, 2016; and 200,000 shares on April 1, 2016).

In addition, we delivered to Seller three-year warrants (the “IPG Warrants”) to purchase an aggregate of 500,000 shares of our common stock at an exercise price of: (i) $4.50 for warrants to purchase 250,000 shares, and (ii) $5.00 for warrants to purchase another 250,000 shares. The IPG APA contains certain provisions that require Seller to forfeit a portion of the stock consideration in the event that Seller violates its obligations under the IPG APA relating to non-competition and non-disclosure. The closing date of the IPG Acquisition was March 26, 2015 and we calculated the purchase price of the IPG Acquisition to be approximately $1,887,000. At the acquisition date and pursuant to the IPG APA, we did not assume any of the Seller’s liabilities and there were no tangible assets of significance.

The aggregate consideration was as follows:

Common stock payable	$1,054,000
Warrants issued with $4.50 exercise price	421,000
Warrants issued with $5.00 exercise price	412,000
$1,887,000

The 500,000 shares of common stock were valued based on the closing price per share on March 26, 2015, or $2.48, reduced by a discount of 15% due to restrictions in the ability to trade our common stock.  The $1,054,000 value of stock consideration was recorded as accrued stock payable on the consolidated balance sheet, which is reduced as we issue common stock according to the vesting schedule.  See Note 11 for a discussion of the warrants.

The purchase price allocation is as follows:

Intangible assets:
Customer relationship intangible	$1,000,000
Marketing-related intangibles	200,000
Non-compete agreements	500,000
Goodwill	187,000
$1,887,000

We finalized the purchase price allocation in the fourth quarter of the year ended December 31, 2015.

In connection with our acquisition of IPG, we agreed to issue to the sole shareholder of the Seller 100,000 fully vested warrants to purchase shares of our common stock if revenues of the Security segment exceeded $3,000,000 for the year ended December 31, 2015, with an exercise price of $2.48.  This condition was not met during the year ended December 31, 2015, so no value was recorded for these warrants.

The accompanying consolidated financial statements include the results of IPG from the date of acquisition, March 26, 2015.  The pro forma effects of the acquisition on the results of operations as if the transaction had been completed on January 1, 2014, are as follows:

	Year ended December 31,
	2015 (Unaudited)	2014 (Unaudited)
Total net revenues	$2,132,724	$921,931
Net loss	(8,733,016)	(6,816,227)
Net loss per common share:
Basic and diluted	$(0.60)	$(0.49)

Chiefton Acquisition

On September 25, 2015, we closed an asset purchase agreement for the purchase of substantially all the assets of Chiefton Supply Co., a Colorado corporation, and established a dba within GCC of Chiefton.  This acquisition expands our service offerings in the cannabis industry and provides a new revenue stream.

We acquired the Chiefton assets for consideration of 80,000 restricted shares of our common stock. The shares shall remain in escrow for six months for the exclusive purpose of being available to indemnify us for any claims that may be made by any person or governmental entity related to or arising from Chiefton’s intellectual property during the six month period after closing. After such period, the shares will be released if no claims have been made, provided that if any claims have been made the shares will remain in escrow until the claim is resolved, at which time the shares will be released less the value of any and all settlement amounts, penalties, damages or other liabilities arising from the claim.

The aggregate consideration was as follows:

Cash	$12,249
Common stock	69,400
Aggregate consideration	$81,649

The value of the common stock consideration was estimated based on our closing common stock price on September 25, 2015, or $1.02 per share, reduced by a discount of 15% due to restrictions in the ability to trade our shares.  The $69,400 value of stock consideration is included in accrued stock payable on the consolidated balance sheet as of December 31, 2015.

The purchase price allocation is as follows:

Inventory	$12,249
Intangible assets – Chiefton brand and graphic designs	69,400
$81,649

We finalized the purchase price allocation in the fourth quarter of the year ended December 31, 2015.

NOTE 3.  ACCOUNTS RECEIVABLE

Our receivables consisted of the following:

	December 31,
	2015	2014
Accounts receivable	$133,692	$18,319
Less: Allowance for doubtful accounts	(9,139)	--
Total	$124,553	$18,319

Future minimum lease payments due us consist of:

Year ending December 31
2016	$110,536
2017	112,753
2018	115,008
2019	117,308
2020	119,655
Thereafter	126,548
Total	$701,808

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2015	2014
Land	$812,340	$812,340
Buildings	871,767	724,284
Leasehold improvements	41,534	45,000
Furniture, fixtures and equipment	66,044	15,792
Construction in progress	--	138,056
	1,791,685	1,735,472
Less: Accumulated depreciation	(66,417)	(28,062)
	$1,725,268	$1,707,410

Depreciation expense was $38,355 and $28,062, respectively, for the years ended December 31, 2015 and 2014.

NOTE 5.   INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

Intangible assets consisted of the following as of December 31, 2015:

	Gross	Accumulated Amortization	Net	Estimated Life (in years)
Customer relationships	$1,000,000	$76,712	$923,288	10
Marketing-related	200,000	30,685	169,315	5
Non-compete agreements	500,000	127,854	372,146	3
Chiefton brand and graphic designs	69,400	9,222	60,178	2
Intangible assets, net	$1,769,400	$244,473	$1,524,927

Estimated amortization expense for the next five years is as follows:

Year ending December 31
2016	$342,302
2017	203,739
2018	140,000
2019	140,000
2020	140,000

Amortization expense was $244,473 and $38,200 for the years ended December 31, 2015 and 2014.  Amounts capitalized in 2014 for the development of educational and marketing webinars on various cannabis industry topics were fully expensed as of December 31, 2014.  We did not recognize any impairment during the year ended December 31, 2015.

Goodwill

In connection with our acquisition of IPG, we recorded goodwill of $187,000. We have not recognized any impairment as of December 31, 2015.

NOTE 6.    DEBT

Line of Credit – Related Party

In February 2015, we issued a senior secured note to Infinity Capital, LLC (“Infinity Capital”), as amended in April 2015, bearing interest at 5% payable monthly in arrears commencing June 30, 2015, until the maturity date of August 31, 2015 (the “Infinity Note”). Infinity Capital, an investment management company, was founded and is controlled by our chairman of the board, Michael Feinsod, a related party.  On July 1, 2015, the outstanding principal and interest of $309,000 was settled by our issuing a 10% private placement note.  Subsequent to the settlement on July 1, 2015, we continued to borrow under the Infinity Note.  Interest expense for the Infinity Note for the year ended December 31, 2015, was approximately $60,000, of which approximately $11,700 was accrued as of December 31, 2015.

Notes Payable

	December 31,
	2015	2014
10.0% private placement notes	$659,000	$--
14.0% mortgage note payable (The Greenhouse)	600,000	600,000
12.0% convertible notes - December 2013	--	530,000
12.0% convertible notes - January 2014	--	1,120,000
8.5% convertible note payable (Pueblo West Property)	158,307	164,644
	1,417,307	2,414,644
Unamortized debt discount	(279,435)	(1,352,510)
	1,137,872	1,062,134
Less: Current portion	(986,475)	(6,337)
Long-term portion	$151,397	$1,055,797

10% Private Placement Notes

In May, 2015, we initiated a private placement pursuant to a Promissory Note and Warrant Purchase Agreement (the “10% Agreement”) with certain accredited investors, bearing interest at 10% payable quarterly, with a maturity date of May 1, 2016.  Under the 10% Agreement, we can issue up to $2,000,000 of notes to investors, bearing interest at 10%, with a minimum denomination of $25,000 (each such note, a “10% Note,” and collectively, the “10% Notes”).  Subject to the terms and conditions of the 10% Agreement, each investor is granted fully-vested warrants equal to their note principal divided by two (the “10% Warrants”) (with standard dilution clauses).  The 10% Warrants are exercisable for a period of eighteen months after grant date and have an exercise price of $1.08 per share.  The debt is treated as conventional debt.  The 10% Notes are collateralized by a security interest in substantially all of our assets.

$309,000 of the 10% Notes are due to a related party, Infinity Capital, at December 31, 2015.  Approximately $14,000 of interest expense and $7,300 of accrued interest under the 10% Notes relates to Infinity Capital.

14% Mortgage Note Payable (The Greenhouse)

In October 2014, we executed a mortgage on The Greenhouse in the amount of $600,000, bearing 14.0% interest payable monthly, with a maturity date of October 21, 2016 (the “Greenhouse Mortgage”).  The debt is treated as conventional debt.

In addition, we granted warrants to Evans Street Lendco LLC (“Evans Lendco”), the note holder of the Greenhouse Mortgage, which expire on October 21, 2016.  The warrants vested immediately and allowed for Evans Lendco to purchase 600,000 shares of our common stock at a price of $4.40 per share, (with standard dilution clauses).  Due to the drop in our stock price, on July 29, 2015, we agreed with Evans Lendco to replace the warrants previously issued to Evans Lendco with warrants to purchase 225,000 shares of our stock at $1.20 per share with a term of two years.  The estimated fair value of the replacement warrants is less than the fair value of the original warrants on their date of grant.  Accordingly, we will continue to amortize the remaining fair value of the original warrants over the remaining life of the underlying debt.

12% Convertible Notes

December 2013 Issuance

In December 2013, we entered into convertible promissory notes with various third parties totaling $530,000 (the “December 2013 Issuance”). The principal amounts of these notes range between $10,000 and $150,000. The notes mature on October 31, 2018, bear interest at 12.0% payable quarterly, and are convertible into shares of our common stock at a conversion rate of $5.00 per share (with standard dilution clauses).

Derivative treatment is not required, as the conversion feature meets the scope exception. The conversion feature is not beneficial, because the conversion price was higher than the stock price on the commitment date.  Accordingly, we treated the December 2013 Issuance as conventional debt.

January 2014 Issuance

In January 2014, we entered into various convertible promissory notes with various third parties totaling $1,605,000 (the “January 2014 Issuance”). The principal amounts of these notes range between $10,000 and $200,000. Under the terms of these notes, they mature on October 31, 2018, bear interest at 12.0% payable quarterly, and are convertible into shares of our common stock at a conversion rate of $5.00 per share (with standard dilution clauses). These notes are convertible at the election of the noteholder at any time on or before maturity date.

Derivative treatment is not required, as the conversion feature met the scope exception.  Since the initial conversion price was less than the market value of the common stock at the time of issuance, it was determined that a beneficial conversion feature existed. The intrinsic value of the beneficial conversion feature and the combined value of the debt discount resulted in a value greater than the value of the debt and, as such, the total discount was limited to the value of the debt balance of $1,605,000.

Conversion of 12% Convertible Notes

During the year ended December 31, 2014, lenders converted $488,669 of 12% Convertible Notes in exchange for 97,773 shares of our common stock.  During the year ended December 31, 2015, lenders converted $321,123 of 12% Convertible Notes for 64,225 shares of our common stock.

The December 2013 Issuance and the January 2014 Issuance (collectively, the “12% Convertible Notes”) included a provision that if the trading stock price exceeded $10 for twenty consecutive trading days and the daily volume for those twenty consecutive trading days exceeds 25,000 shares, then the 12% Convertible Notes convert into shares of our common stock on or after December 1, 2015.  As of April 24, 2014, these parameters were met.  On December 1, 2015, the remaining $1,330,000 of convertible notes was automatically converted to 266,000 shares of our common stock.

8 ½% Convertible Note Payable (Pueblo West Property)

In December 2013, we executed a mortgage on our Pueblo West Property in the amount of $170,000, bearing 8 ½% interest with monthly principal and interest payments totaling $1,674, with the balance due on December 31, 2018 (the “Pueblo Mortgage”). This note is convertible at any time at $5.00 per share.

Derivative treatment is not required, as the conversion feature meets the scope exception. The conversion feature is not beneficial, because the conversion price was higher than the stock price on the commitment date.  Accordingly, we treated the Pueblo Mortgage as conventional debt.

Annual maturities of long-term debt (excluding unamortized discount) for the next four years, consist of:

Year ending December 31,
2016	$1,265,910
2017	7,507
2018	143,890
$1,417,307

NOTE 7.  ACCRUED STOCK PAYABLE

The following tables summarize the changes in accrued common stock payable:

	Amount	Number of Shares
December 31, 2013	$--	--
Feinsod Agreement - accrual	409,349	300,000
Architectural Services	114,693	50,000
December 31, 2014	524,042	350,000
Architectural Services - issued	(114,693)	(50,000)
IPG acquisition -- accrued	1,054,000	500,000
IPG acquisition -- issued	(210,800)	(100,000)
Chiefton acquisition -- accrued	69,400	80,000
Feinsod Agreement -- accrual	723,851	--
Feinsod Agreement - issued	(663,000)	(150,000)
Employment agreements - accrued	131,608	50,000
Consulting services - accrued	18,012	50,000
December 31,2015	$1,532,420	730,000

Feinsod Agreement

On August 4, 2014, we entered into an agreement with Michael Feinsod in consideration for serving as Executive Chairman of the Board and as a member of the Board and pursuant to the terms of the Executive Board and Director Agreement (the “Feinsod Agreement”).  The Board approved the issuance to Infinity Capital of (a) 200,000 shares of our common stock on August 4, 2014; (b) 1,000,000 shares of our common stock upon the uplisting of our common stock to the OTC Market’s OTCQB; (c) 150,000 shares of our common stock on August 4, 2015; and (d) 150,000 shares of our common stock on August 4, 2016.  Mr. Feinsod must remain a member of the Board in order for the common stock to be issued.  In addition, the Feinsod Agreement requires the issuance of a number of shares of our common stock to Infinity Capital equal to 10% of any new issuances not to exceed 600,000 shares of our common stock in the aggregate during the time that Mr. Feinsod remains a member of the Board (the “New Issuance Allowance”).  Under the terms of the Feinsod Agreement, the New Issuance Allowance will not be triggered upon issuances relating to convertible securities existing as of the date of the Feinsod Agreement.  For illustrative purposes, if we issue 7,000,000 new shares of common stock, then the New Issuance Allowance issued to Infinity Capital would be capped at 600,000 shares of our common stock.  No shares have been issued under the New Issuance Allowance.

The 1,000,000 shares of our common stock were valued at $2.97 per share, based on the closing price of our common stock of $3.49 on April 27, 2015, and then reduced by 15% due to restrictions on the ability to trade our shares.  The other shares under the Feinsod Agreement were valued at $4.42 per share, based on the closing price of our common stock of $5.20 on August 4, 2014, and then reduced by 15% due to restriction on the ability to trade our common stock.  We are recognizing expense for the unissued shares ratably over the vesting period.

Architectural Services

On December 12, 2014, we agreed to issue 50,000 shares of our common stock to an architectural firm to prepare architectural plans for The Greenhouse.  The firm also received warrants to purchase 150,000 shares of our common stock at an exercise price of $4.40 per share, at any time on or before December 12, 2016.  The shares of common stock were issued in 2015.  We capitalized the cost of the architectural plans as part of Buildings within Property and Equipment on the consolidated balance sheet.

Employment Agreements

On May 13, 2015, we hired two individuals from Next Big Crop (“NBC”), an unaffiliated entity serving the cannabis industry, to service our new and existing clients. We did not purchase any existing client base from NBC and upon execution of employment agreements, granted these persons a total of 100,000 shares of our common stock with a vesting date of January 1, 2016. On the date of grant, the 100,000 shares had an initial fair value of $311,000, based on a closing price per share of our common stock of $3.11 on May 13, 2015. Due to restrictions in the ability to trade our shares, a discount of fifteen percent (15%) was applied to the fair value of the shares. After taking into consideration the illiquidity of the shares, the fair value was determined to be $264,350. One individual forfeited his shares, so expense was only recognized for 50,000 shares.

Consulting Agreement

On July 15, 2015, we entered into an agreement with an individual to provide consulting services to customers in exchange for 50,000 shares of our common stock to be delivered on March 15, 2016.  The fair value of the common stock is determined at the end of each reporting period and the pro rata amount earned is recognized as accrued stock payable over the term of the agreement.

NOTE 8.   DERIVATIVE WARRANT LIABILITY

On January 21, 2014, in connection with a Securities Purchase Agreement (the “SPA”) we entered into with Full Circle Capital Corporation (“Full Circle”), for $500,000 we issued to Full Circle, fully-vested warrants (“Series C Warrants”), which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share. As part of the $500,000 proceeds from the issuance of the Series C Warrants, $100,000 was retained by Full Circle to cover legal and deal related expenses of future financing transactions, which was recorded as deferred financing costs.  On September 24, 2014, we and Full Circle entered into Amendment No. 1 to the SPA, which changed the exercise price of the warrants issuable to $4.00 per share of our common stock, and increased the amount of warrants issuable to 1,400,000 warrants to purchase shares of our common stock.

The Series C Warrants have non-standard anti-dilution protection provisions and, under certain conditions, grant the right to the holder to require us to adjust the warrant’s exercise price to a lower price. Accordingly, these warrants were accounted for as derivative liabilities.

We used the binomial pricing model and assumptions that consider, among other factors, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments. Our common stock has been thinly traded since being delisted in the first quarter of 2014, and all conversions of debt from the January 2014 Issuance during 2014 were converted using a stock price of $5.00 per share. Using the binomial pricing model and a stock price of $5.00 per share, management utilized initial scenario stock prices of $3.00, $4.00, $6.00, and $7.00.  Initially assuming a three-year expected term, management assessed the probabilities of the stock prices for each year, with probabilities more heavily weighted toward lower stock prices, in light of our delisted status, changes in leadership, and our current inability to execute our initial financing with Full Circle.

On January 21, 2014, the value of the initial warrant derivative liability was calculated to be $1,368,908. We received $500,000 in cash, resulting in an initial loss on the fair value of the derivative liability of $868,908 on the grant date. The price of $5.00 per share of the Series A and Series B Warrants granted in connection with the December 2013 Issuance and the January 2014 Issuance resulted in the revaluation of the Series C Warrants granted to Full Circle and an increase to the derivative liability of $153,994.

On January 21, 2015, Full Circle executed a cashless exercise of 1,215,000 warrants in exchange for 660,263 common shares of our common stock.  At the time of the cashless exercise, the fair value of the common stock was determined to be $3,314,520 based on the closing share price of $5.02 on January 21, 2015. Accordingly, we decreased the derivative liability by $3,314,520, and increased common stock by $660 and additional paid in capital by $3,313,860.

On May 1, 2015, we and Full Circle entered into Amendment No. 2 to the Series C Warrants, pursuant to which Full Circle executed a cashless exercised of 160,000 warrants and received 100,000 shares of our common stock. On May 4, 2015, Full Circle exercised its remaining warrants under the Series C Warrants for $100,000 and purchased 25,000 shares of our common stock for $4.00 per share. Immediately preceding Full Circle’s exercises the fair value of the Series C Warrants was determined to be $593,394. The fair value of the 125,000 common shares issued to Full Circle was determined to be approximately $468,750, based on closing prices per share of $3.75 on May 1, 2015. Accordingly, we decreased the derivative liability by $601,617, and increased common stock by $125 and additional paid in capital by $454,796, and $86,171 in cash received from Full Circle, net of $13,829 of settlement expenses paid. We recorded a net gain in the settlement of the warrant liability of $210,634 for the six months ended June 30, 2015. Following these transactions, there are no more Series C Warrants outstanding.

The underlying assumptions used in the binomial model to determine the fair value of the derivative warrant liability were:

	May 1, 2015	May 4, 2015	December 31, 2014
Current stock price	$3.75	$3.50	$5.02
Exercise price of warrant	$4.00	$4.00	$4.00
Risk-free interest rate	0.60%	0.60%	0.60%
Expected dividend yield	--	--	--
Expected term (in years)	1.8	1.8	3.0
Expected volatility	133%	133%	129%
Early exercise factor	1.33	1.33	1.33

Changes in fair value of the derivative financial instruments are recognized in our consolidated statements of operations as a derivative gain or loss and are included in other income (expense).  The primary underlying risk exposure pertaining to the warrants was the change in fair value of the underlying common stock for each reporting period.

Changes in the derivative warrant liability and cumulative expense since inception are as follows:

	Liability	Cumulative Expense (Gain)
January 1, 2014	$--	$--
Fair value of warrants issued	1,368,908	868,908
Increase in derivative liability resulting from anti-dilution provision in agreement, with Full Circle	153,994	153,994
Increase in the fair value of warrant liability	2,371,002	2,371,002
December 31, 2014	3,893,904	3,393,904
Increase in the fair value of warrant liability	14,010	14,010
Reclassification to APIC for shares issued for Full Circle as a result of warrant exercises, net of cash received	(3,683,270)	--
Gain on settlement of derivative	(224,644)	(224,644)
Balance after all warrants were exercised	$--	$3,183,270

NOTE 9.   COMMITMENTS AND CONTINGENCIES

Operating Leases

We entered into a month-to-month lease agreement for corporate office space in July 2013, to lease 2,000 square feet for an annual rate of $12,000, paid monthly. This lease was terminated effective April 1, 2014. On April 2, 2014, we entered into a three-year lease agreement for 3,000 square feet for our corporate offices, which was canceled without penalty, effective November 1, 2014.  We entered into a three-year agreement effective April 21, 2014, for a 1,800 square foot warehouse supply and distribution facility, through April 30, 2017.

Lease expense was approximately $3,192 and $9,150 for the years ended December 31, 2015 and 2014, respectively.  The future obligations under the warehouse lease are approximately $13,200 for 2016, and $4,500 for 2017.

DB Option Agreement

On November 4, 2015, we entered into an agreement (the “DB Option Agreement”) with Infinity Capital, a related party.  Pursuant to the DB Option Agreement, Infinity Capital granted us a six month option to purchase all of its interest in DB Products Arizona, LLC (“DB”) at Infinity Capital’s actual cost, plus $1.00, or $600,001. The interests for which the option has been granted are Infinity Capital’s 50% equity interest in the membership interests of DB, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB in favor of Infinity Capital for up to $600,000.  DB is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis Dixie Elixirs and Edible products in Arizona.  DB expects to begin sales in 2016. We have no obligation to exercise the option.

Legal

To the best of our knowledge and belief, no legal proceedings of merit are currently pending or threatened.

NOTE 10.  DEFERRED TAXES

The components of net deferred tax assets (liabilities) are as follows:

	December 31,
	2015	2014
Long-lived assets	$26,875	$(4,917)
Equity-based instruments	851,230	1,471,138
Net operating loss carryforwards	4,689,600	1,189,262
Deferred tax asset valuation allowance	(5,567,705)	(2,655,483)
	$--	$--

A reconciliation of our income tax provision and the amounts computed by applying statutory rates to income before income taxes is as follows:

	Year ended December 31,
	2015	2014
Income tax benefit at statutory rate	$(2,987,334)	$(2,356,247)
State income tax benefit, net of Federal benefit	(406,805)	(320,866)
Amortization of debt discount	561,936	291,937
Gain on derivative	(81,368)	--
Other	1,349	2,869
Valuation allowance	2,912,222	2,382,307
	$--	$--

NOTE 11.   STOCKHOLDERS’ EQUITY

Common Stock

On January 5, 2014, we reacquired 1,750,000 shares of our common stock from stockholders for no consideration, and returned them to our authorized but unissued share account.

On December 2, 2014, we entered into a settlement agreement with a former stockholder, whereby 1,185,000 share of our common stock were returned and subsequently cancelled.

Employee Stock Options

On October 29, 2014, the Board authorized the adoption of and on June 26, 2015, our stockholders ratified our 2014 Equity Incentive Plan (the “Incentive Plan”).  The Incentive Plan provides for the issuance of up to 10 million shares of our common stock, and is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning our long term interests with participants.

Share-based compensation costs for award grants to employees and directors (“Employee Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested.    We recognized expense for Employee Awards of $1,500,783 for the year ended December 31, 2015.  No Employee Awards were granted prior to 2015.

The fair value of each option grant is estimated on the date of grant using Black-Scholes.  We use historical data to estimate the expected price volatility.  We estimate forfeiture rates based on expected turnover of employees by category.  The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the option.  The following summarizes the Black-Scholes assumptions used for Employee Awards granted during the year ended December 31, 2015:

Exercise price	$0.60 – 3.75
Stock price on date of grant	$0.55 -- 3.75
Volatility	151 – 169%
Risk-free interest rate	0.9 – 2.5%
Expected life (years)	3.0 – 10.0
Dividend yield	--

We use an estimated forfeiture rate of 25% for our hourly employees, who were granted 282,000 options during the year ended December 31, 2015.  We assume options granted to salaried employees will all vest.

The following summarizes Employee Awards activity:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	--
Granted	2,662,000	$1.54	3.1
Forfeited	(153,000)	$2.39
Outstanding at December 31, 2015	2,509,000	$1.49	3.1	$--

Exercisable at December 31, 2015	347,500	$2.57	3.5	$--

As of December 31, 2015, there was approximately $1,393,459 of total unrecognized compensation expense related to unvested Employee Awards, which is expected to be recognized over a weighted-average period of 0.8 years.

Warrants for Consulting Services

As needed, we may issue warrants to third parties in exchange for consulting services.  Stock-based compensation costs for award grants to third parties for consulting services (“Consulting Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested.  Service Awards are revalued at each reporting date until fully vested, which may generate an expense or benefit.  We recognized expense for Consulting Awards of $77,918 for the year ended December 31, 2015.

On December 12, 2014, we entered into a contract with an architectural firm to prepare plans for The Greenhouse.  The firm received fully-vested warrants to purchase 150,000 shares of our common stock at an exercise price of $4.40 per share, with a term of two years.

On April 24, 2015, we entered into a one-year contract with an individual to provide consulting services to raise capital. We granted to this individual warrants to purchase 20,000 shares of our common stock at an exercise price of $3.75 per share, with a one year vesting period and a term of two years.

On April 27, 2015, we entered into a one-year contract with a company to provide investor relations services.  We granted to this company warrants to purchase 20,000 shares of our common stock at an exercise price of $3.49 per share, with a one year vesting period and a term of two years.

On June 26, 2015, we granted an individual who provides management consulting services fully-vested warrants to purchase 25,000 shares of our common stock at an exercise price of $2.10 per share with a term of three years.  On August 31, 2015, we granted this individual fully-vested warrants to purchase 5,000 shares of our common stock at an exercise price of $1.03 per share, with a term of three years.  On December 18, 2015, we granted this individual warrants to purchase 7,500 shares our common stock at an exercise price of $0.60 per share, with a one year vesting period and a term of three years.

On June 26, 2015, we granted an individual serving as our chief financial officer fully-vested warrants to purchase 25,000 shares of our common stock at an exercise price of $2.10 per share, with a term of three years.

On July 1, 2015, we entered into a one-year contract with an individual to provide management consulting services.  We granted warrants to purchase 25,000 shares of our common stock at an exercise price of $1.88 per share, with a one year vesting period and a term of three years.

The fair value of each warrant grant is estimated using Black-Scholes.  We use historical data to estimate the expected price volatility.  The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of valuation for the estimated life of the option.  The following summarizes the Black-Scholes assumptions used for Consulting Awards granted:

	Year ended December 31,
	2015	2014
Exercise price	$0.60 – 3.75	$4.40
Stock price, date of valuation	$0.52 – 0.89	$1.20
Volatility	150 – 157%	134%
Risk-free interest rate	1.1 – 1.3%	0.6%
Expected life (years)	2.0 – 3.0	2.0
Dividend yield	--	--

The following summarizes Consulting Awards activity:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2013	--			$--
Granted	150,000	$4.40	2.0
Outstanding at December 31, 2014	150,000	4.40	0.9	--
Granted	127,500	2.40	2.2
Forfeited	(25,000)	2.10
Outstanding at December 31, 2015	252,500	3.62	1.4	--

Exercisable at December 31, 2015	175,000	$4.07	1.2	--

As of December 31, 2015, there was approximately $9,885 of total unrecognized expense related to unvested Consulting Awards, which is expected to be recognized over a weighted-average period of 0.4 years.

IPG Acquisition Warrants

In connection with the IPG APA, we issued to IPG 500,000 fully-vested warrants to purchase a) 250,000 shares of our common stock at $4.50 per share, (the “IPG $4.50 Warrants”), and b) 250,000 shares of our common stock at $5.00 per share (the “IPG $5.00 Warrants”) (collectively, the “IPG Warrants”). The IPG Warrants are subject to customary adjustments in the event of our reclassification, consolidation, merger, subdivision of shares of our common stock, combination of shares of our common stock or payment of dividends in the form of the our common stock. The IPG Warrants expire three years after their initial issuance date.  On the date of grant, the IPG $4.50 Warrants and the IPG $5.00 Warrants had fair values of approximately $421,000 and $412,000, respectively, based on the Black-Scholes.

The following summarizes the Black-Scholes assumptions used for IPG Warrants:

Volatility	134%
Risk-free interest rate	1.0%
Expected life (years)	3.0
Dividend yield	--

Warrants with Debt

The fair value of each warrant grant is estimated using Black-Scholes.  We use historical data to estimate the expected price volatility.  The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the warrant.  The following summarizes the Black-Scholes assumptions used for warrants granted for debt:

	Year ended December 31,
	2015	2014
Volatility	125 – 132%	129 – 171%
Risk-free interest rate	0.4 – 0.5%	0.6 – 1.8%
Expected option life (years)	1.5	2.0 – 4.8
Dividend yield	--	--

The following summarizes warrants issued with debt activity:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2013	10,600	$5.00	4.8	$4,982
Granted	632,100	4.43	2.1	--
Outstanding at December 31, 2014	642.700	4.44	1.9	--
Granted	554,500	1.13	1.7	--
Cancelled	(600,000)	4.40		--
Outstanding at December 31, 2015	597,200	1.41	1.0	--

Exercisable at December 31, 2015	597,200	$1.41	1.0	--

Series A Warrants

Between July 11, 2013 and August 8, 2013, we issued 707,000 shares of our common stock and 707,000 fully-vested Series A Warrants for cash consideration of $1.00 per share. Each Series A Warrant entitles the holder to purchase one share of our common stock at a price of $10.00 per share. The Series A Warrants expire on the earlier of August 1, 2016, or twenty days following written notification from that our common stock had a closing bid price at or above $12.00 for any ten consecutive trading days. This condition was met as of April 30, 2014; however, we have not forced conversion of the warrants at this time.

Between August 14, 2013 and September 19, 2013, we issued 266,000 shares and 266,000 fully-vested Series A Warrants of our common stock for cash consideration of $1.00 per share. The Series A Warrants expire on the earlier of August 1, 2016, or twenty days following written notification from that our common stock had a closing bid price at or above $12.00 for any ten consecutive trading days. This condition was met as of April 30, 2014; however, we have not forced conversion of the warrants at this time.

As of December 31, 2015, all 973,000 warrants are outstanding and exercisable.

NOTE 12.  NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period.  Diluted net loss per share is computed similarly to basic loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised.

The following table presents a reconciliation of the denominators used in the computation of net loss per share – basic and diluted:

	Year ended December 31,
	2015	2014
Net loss	$(8,786,277)	$(6,930,139)
Weighted average outstanding shares of common stock	14,017,095	13,462,396
Dilutive effect of stock options and warrants	--	--
Common stock and equivalents	14,017,095	13,462,396

Net loss per share – Basic and diluted	$(0.63)	$(0.51)

Outstanding stock options and common stock warrants are considered anti-dilutive because we are in a net loss position.  The following summarizes equity instruments that may, in the future, have a dilutive effect on earnings per share:

	December 31,
	2015	2014
Common stock upon conversion of debt	31,661	330,000
Stock options	2,509,000	--
Warrants	1,822,700	3,165,700
Stock payable	630,000	350,000
	4,993,361	3,845,700

 NOTE 13.   SUBSEQUENT EVENTS

There were no events subsequent to December 31, 2015, and up to the date of this filing that would require disclosure.

NOTE 14.   SEGMENT INFORMATION

Our operations are organized into four segments: Security and Cash Management Services; Marketing and Products; Consulting and Advisory; and Finance and Real Estate.  All revenue originates and all assets are located in the United States.  We have revised our disclosure to correspond to the information provided to the chief operating decision maker.

Year ended December 31

2015	Security and Cash Management	Marketing and Products	Consulting and Advisory	Finance and Real Estate	Total
Revenues	$1,490,832	$60,564	$110,800	$100,782	$1,762,978
Costs and expenses	(1,611,201)	(248,646)	(162,428)	(32,051)	(2,054,326)
Interest expense	--	--	--	(44,166)	(44,166)
	$(120,369)	$(188,082)	$(51,628)	$24,565	(335,514)
Corporate expenses					(8,450,763)
				Net loss	$(8,786,277)

2014	Security and Cash Management	Marketing and Products	Consulting and Advisory	Finance and Real Estate	Total
Revenues	$--	$85,147	$40,000	$115,059	$240,206
Costs and expenses	--	(125,489)	(30)	(33,008)	(158,527)
Interest expense	--	--	--	(15,961)	(15,961)
	$--	$(40,342)	$39,970	$66,090	65,718
Corporate expenses					(6,995,857)
				Net loss	$(6,930,139)

	December 31,
Total assets	2015	2014
Security and Cash Management Services	$132,314	$--
Marketing and Products	127,345	72,312
Consulting and Advisory	22,268	--
Finance and Real Estate	431,639	443,987
Corporate	2,969,145	1,550,765
	$3,682,711	$2,067,064

Condensed Consolidated Financial Statements for the Quarters ended September 30, 2016 and 2015

GENERAL CANNABIS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$1,064,606	$58,711
Accounts receivable	267,694	124,553
Prepaid expenses and other current assets	59,055	46,734
Inventory, net	27,145	15,518
Total current assets	1,418,500	245,516

Property and equipment, net	1,700,813	1,725,268
Intangible assets, net	1,268,668	1,524,927
Goodwill	187,000	187,000
Total Assets	$4,574,981	$3,682,711

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$457,526	$293,532
Interest payable	63,032	84,720
Line of credit – related party	1,297,500	800,000
Notes payable (net of debt discount of $279,435 as of December 31, 2015), current portion	--	986,475
Deferred rental revenue and customer deposits	66,138	33,146
Accrued stock payable	663,000	1,532,420
Derivative warrant liability	15,386,000	--
Total current liabilities	17,933,196	3,730,293

Notes payable (net of debt discount of $2,419,800 and $ --, respectively, as of September 30, 2016 and December 31, 2015), less current portion	580,200	151,397
Tenant deposits	8,854	9,204
Total Liabilities	18,522,250	3,890,894

Commitments and Contingencies	--	--

Stockholders’ Equity (Deficit)
Preferred stock, no par value; 5,000,000 share authorized; no shares issued and outstanding at September 30, 2016 and December 31, 2015	--	--
Common Stock, $0.001 par value; 100,000,000 shares authorized; 15,495,421 shares and 14,915,421 shares issued and outstanding on September 30, 2016 and December 31, 2015, respectively	15,495	14,915
Additional paid-in capital	19,436,411	16,204,280
Accumulated deficit	(33,399,175)	(16,427,378)
Total Stockholders’ Deficit	(13,947,269)	(208,183)

Total Liabilities & Stockholders’ Deficit	$4,574,981	$3,682,711

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
REVENUES
Service	$704,489	$554,458	$1,988,584	$948,561
Tenant	25,565	29,365	93,398	93,954
Product Sales	80,326	9,494	122,452	34,861
Total revenues	810,380	593,317	2,204,434	1,077,376

COSTS AND EXPENSES
Cost of service revenues	477,287	416,838	1,393,445	673,926
Cost of goods sold	77,252	28,144	112,649	67,786
Selling, general and administrative	488,543	406,711	1,300,051	1,027,394
Share-based expense	872,217	863,709	1,974,191	4,967,799
Professional fees	95,520	70,594	276,706	321,091
Depreciation and amortization	97,988	54,160	292,329	130,038
Total costs and expenses	2,108,807	1,840,156	5,349,371	7,188,034

OPERATING LOSS	(1,298,427)	(1,246,839)	(3,144,937)	(6,110,658)

OTHER EXPENSE (INCOME)
Amortization of debt discount and deferred financing costs	111,837	285,090	327,455	661,915
Interest expense	5,276,550	166,306	5,381,125	314,011
Loss on extinguishment of debt	1,728,280	--	2,086,280	--
Net loss (gain) on derivative liability	6,032,000	--	6,032,000	(210,634)
Total other expense (income), net	13,148,667	451,396	13,826,860	765,292

NET LOSS	$(14,447,094)	$(1,698,235)	$(16,971,797)	$(6,875,950)

PER SHARE DATA – Basic and diluted
Net loss per share	$(0.93)	$(0.12)	$(1.11)	$(0.50)
Weighted average number of common shares outstanding	15,495,421	14,399,029	15,270,968	13,847,561

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
	2016	2015
OPERATING ACTIVITIES	$(16,971,797)	$(6,875,950)
Net loss
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt discount and deferred financing costs	327,455	663,747
Loss on extinguishment of debt	2,086,280	--
Initial fair value of derivative warrant liability included as interest expense	5,189,000	--
Loss (gain) on derivative liability, net	6,032,000	(210,634)
Depreciation and amortization expense	292,329	130,038
Equity-based payments	1,974,191	4,964,218
Changes in operating assets and liabilities (net of amounts acquired):
Accounts receivable	(143,141)	(72,264)
Prepaid expenses and other assets	(12,321)	(89,405)
Inventory	(11,627)	40,013
Accounts payable and accrued liabilities	174,948	335,150
Net cash used in operating activities:	(1,062,683)	(1,115,087)

INVESTING ACTIVITIES
Purchase of property and equipment	(11,615)	(54,960)
Net cash used in investing activities	(11,615)	(54,960)

FINANCING ACTIVITIES
Borrowings under notes payable	2,500,000	659,000
Increase in line of credit -- related party	497,500	365,000
Payments on notes payable	(917,307)	(4,701)
Proceeds from warrant exercises	--	86,171
Net cash provided by financing activities	2,080,193	1,105,470

NET INCREASE (DECREASE) IN CASH	1,005,895	(64,577)
CASH, BEGINNING OF PERIOD	58,711	165,536
CASH, END OF PERIOD	$1,064,606	$100,959

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest	$213,813	$173,627

NON-CASH TRANSACTIONS
Issuance of common stock and warrants from accrued stock payable	$1,069,775	$114,693
Derivative warrant liability recorded as debt discount	2,450,000	--
Warrants issued in connection with debt recorded as debt discount	31,100	297,931
10% Notes and 14% Mortgage Note Payable converted to 12% Notes	550,000	--
Convertible notes payable settled in common stock	--	320,000
Issuance of common stock upon cashless conversion of warrants by Full Circle	--	3,683,270
Acquisition of IPG with common stock payable and warrants	--	1,887,000
Acquisition of Chiefton with common stock payable	--	69,400

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 (Unaudited)

NOTE 1.   NATURE OF OPERATIONS, HISTORY AND PRESENTATION

Nature of Operations

General Cannabis Corporation (the “Company,” “we,” “us,” “our,” or “GCC”) (formerly, Advanced Cannabis Solutions, Inc.), was incorporated in Colorado on June 3, 2013, and provides products and services to the regulated cannabis industry.  On April 28, 2015, our common stock was uplisted and resumed quotation on the OTC Market’s OTCQB on May 6, 2015.  Our operations are segregated into the following four reportable segments:

Security and Cash Management Services

In March 2015, we acquired substantially all of the assets of Iron Protection Group, LLC, a Colorado limited liability company, which continues to do business as “Iron Protection Group.” Iron Protection Group (“IPG”) provides advanced security, including on-site professionals, video surveillance and cash transport, to licensed cannabis cultivators and retail shops. As of September 30, 2016, IPG had approximately 71 security guards on staff who serve 16 clients throughout Colorado.

Marketing and Products

In September 2015, we acquired substantially all of the assets of Chiefton Supply Co., and established a dba of Chiefton Supply Co., incorporated in Colorado (“Chiefton”).  Chiefton is an apparel and design company.  Chiefton Supply designs, distributes and sells apparel featuring graphic designs.  Our apparel is purchased and screen printed by third parties, for which there are numerous suppliers.  Chiefton Design provides design, branding and marketing strategy consulting services to the cannabis community.

In April 2016, we relaunched GC Supply, dedicated to providing wholesale equipment and supplies to participants in the regulated cannabis industry.  We provide turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities.  Offerings will include infrastructure, equipment, consumables, various delivery technologies (vaporizers and capsules) and compliance packaging.  GC Supply operates out of a leased, 1,800 square-foot warehouse located in Colorado Springs, Colorado.

Consulting and Advisory

Through Next Big Crop we deliver comprehensive cannabis industry consulting services that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and building services, and expansion of existing operations. Next Big Crop’s business plan is based on the future growth of the regulated cannabis market in the United States.

Finance and Real Estate

Real Estate Leasing

We own a cultivation property in a suburb of Pueblo, Colorado, consisting of approximately three acres of land, which currently includes a 5,000 square foot steel building and parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022.

Our real estate leasing business plan includes the potential future acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities would range in size from 5,000 to 50,000 square feet. These facilities would only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants would include certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as The Greenhouse (“The Greenhouse”).  The building is a 16,056 square-foot facility, which we use as our corporate headquarters and Chiefton’s retail location.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design.  We continue to assess the opportunity to lease shared workspace for entrepreneurs, professionals and others serving the cannabis industry.  Clients would be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations.

Industry Finance

Our industry finance strategy includes evaluating opportunities to make direct term loans or to provide revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products.  These loans would generally be secured to the maximum extent permitted by law.  We believe there is a significant demand for this financing.  We are assessing other finance services including customized finance, capital formation, and banking, for participants in the cannabis industry.

On November 4, 2015, we entered into an agreement (the “DB Option Agreement”) with Infinity Capital, a related party, which was amended on March 29, 2016 (the “Amended DB Option Agreement”) and on September 16, 2016 (the “Second Amended DB Option Agreement”).  Pursuant to the Amended DB Option Agreement, we have the right to purchase all of Infinity Capital’s interest in DB Products Arizona, LLC (“DB”) at Infinity Capital’s actual cost, plus $1.00, or $800,001. The interests for which the option has been granted are Infinity Capital’s 50% equity interest in the membership interests of DB, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB in favor of Infinity Capital for up to $800,000.  DB is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis “Dixie Elixirs and Edibles” products in Arizona.  DB expects to begin sales in 2016.  We have no obligation to exercise the option, which expires September 30, 2018.

Basis of Presentation

The accompanying (a) condensed consolidated balance sheet at December 31, 2015, has been derived from audited financial statements and (b) condensed consolidated unaudited financial statements as of September 30, 2016 and 2015, have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, and should be read in conjunction with the audited consolidated financial statements and related footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Annual Report”), filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2016.  It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments), have been made which are necessary for a fair financial statements presentation. The condensed consolidated financial statements include all material adjustments (consisting of normal recurring accruals) necessary to make the condensed consolidated financial statements not misleading as required by Regulation S-X, Rule 10-01. Operating results for the three and nine months ended September 30, 2016, are not necessarily indicative of the results of operations expected for the year ending December 31, 2016.

The condensed consolidated financial statements include the results of GCC and its five wholly-owned subsidiary companies: (a) ACS Colorado Corp., a Colorado corporation formed in 2013; (b) Advanced Cannabis Solutions Corporation, a Colorado corporation formed in 2013; (c) 6565 E. Evans Avenue LLC, a Colorado limited liability company formed in 2014; (d) General Cannabis Capital Corporation, a Colorado corporation formed in 2015; and (e) GC Security LLC (“GCS”), a Colorado limited liability company formed in 2015.  Advanced Cannabis Solutions Corporation has one wholly-owned subsidiary company, ACS Corp., which was formed in Colorado on June 6, 2013.  Intercompany accounts and transactions have been eliminated.

Certain reclassifications have been made to the prior period condensed consolidated financial statements to conform to the current period presentation. The reclassifications had no effect on net loss, total assets, or total stockholders’ equity (deficit).

Going Concern

The condensed consolidated financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.  The ability to continue as a going concern is dependent upon our generating profitable operations in the future and / or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management believes that actions presently being taken to further implement our business plan and generate additional revenues provide opportunity for the Company to continue as a going concern.  While we believe in the viability of our strategy to generate additional revenues and our ability to raise additional funds, there can be no assurances to that effect.

We had an accumulated deficit of $33,399,175 and $16,427,378, respectively, at September 30, 2016 and December 31, 2015, and further losses are anticipated in the development of our business. Accordingly, there is substantial doubt about our ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Significant Accounting Policy Updates

Debt and Derivative Liability

If we issue debt with warrants that have certain terms, such as a clause requiring repricing, the warrants are considered to be a derivative that is recorded as a liability at fair value.  If the initial value of the warrant derivative liability is higher than the fair value of the associated debt, the excess is recognized immediately as interest expense.  The warrant derivative liability is adjusted to its fair value at the end of each reporting period, with the change being recorded as expense.  Due to the complexity of such warrant derivatives, we use the binomial model to estimate their fair value.  The derivative warrant liability is a level three fair value measurement.

Modification of Debt Instruments

Modifications or exchanges of debt, which are not considered a troubled debt restructuring, are considered extinguishments if the terms of the new debt and the original instrument are substantially different.  The instruments are considered substantially different when the present value of the cash flows under the terms of the new debt instrument are at least 10% different from the present value of the remaining cash flows under the terms of the original instrument.  The fair value of non-cash consideration associated with the new debt instrument, such as warrants, are included as a day one cash flow in the 10% cash flow test.  If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt is initially recorded at fair value, with the difference recognized as an extinguishment gain or loss.

Recently Issued Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Update, or FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15.  Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.  ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice.  This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted.  Adoption of this ASU will not have a significant impact on our statement of cash flows.

FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-11 “Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815)” – In May 2016, the FASB issued 2016-11, which clarifies guidance on assessing whether an entity is a principal or an agent in a revenue transaction.  This conclusion impacts whether an entity reports revenue on a gross or net basis.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-10 “Revenue from Contracts with Customers (Topic 606)” – In April 2016, the FASB issued ASU 2016-10, clarify identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-09 “Compensation – Stock Compensation (Topic 718)” – In March 2016, the FASB issued ASU 2016-09, which includes multiple provisions intended to simplify various aspects of accounting for share-based payments.  While aimed at reducing the cost and complexity of the accounting for share-based payments, the amendments are expected to significantly impact net income, earnings per share, and the statement of cash flows.  Implementation and administration may present challenges for companies with significant share-based payment activities.  This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability.  For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance.  Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines.  Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard.  This ASU is effective for fiscal years beginning after December 18, 2018, including interim periods within those fiscal years.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

NOTE 2.   BUSINESS ACQUISITIONS

IPG Acquisition

On March 26, 2015, GCS, our wholly-owned subsidiary, entered into an Asset Purchase Agreement (the “IPG APA”) by and among us, GCS and Iron Protection Group, LLC, a Colorado limited liability company (the “Seller”), whereby GCS agreed to acquire substantially all of the assets of Seller (the “IPG Acquisition”). Pursuant to the terms of the IPG APA, we delivered to Seller 500,000 restricted shares of our common stock, which vested over a one-year period (100,000 shares on October 1, 2015; 200,000 shares on January 1, 2016; and 200,000 shares on April 1, 2016).

In addition, we delivered to Seller three-year warrants (the “IPG Warrants”) to purchase an aggregate of 500,000 shares of our common stock at an exercise price of: (i) $4.50 for warrants to purchase 250,000 shares, and (ii) $5.00 for warrants to purchase another 250,000 shares. The IPG APA contains certain provisions that require Seller to forfeit a portion of the stock consideration in the event that Seller violates its obligations under the IPG APA relating to non-competition and non-disclosure. The closing date of the IPG Acquisition was March 26, 2015, and we calculated the purchase price of the IPG Acquisition to be approximately $1,887,000. At the acquisition date and pursuant to the IPG APA, we did not assume any of the Seller’s liabilities and there were no tangible assets of significance.

The aggregate consideration was as follows:

Common stock payable	$1,054,000
Warrants issued with $4.50 exercise price	421,000
Warrants issued with $5.00 exercise price	412,000
$1,887,000

The 500,000 shares of common stock were valued based on the closing price per share on March 26, 2015, or $2.48, reduced by a discount of 15% due to restrictions in the ability to trade our common stock.  The $1,054,000 value of stock consideration was originally recorded as accrued stock payable on the condensed consolidated balance sheet, which was then reduced as we issued common stock according to the vesting schedule.  As of September 30, 2016, all common stock has been issued.

The purchase price allocation was as follows:

Intangible assets:
Customer relationship intangible	$1,000,000
Marketing-related intangibles	200,000
Non-compete agreements	500,000
Goodwill	187,000
$1,887,000

We finalized the purchase price allocation in the fourth quarter of the year ended December 31, 2015.

In connection with our acquisition of IPG, we agreed to issue to the sole shareholder of the Seller 100,000 fully vested warrants to purchase shares of our common stock if revenues of the Security segment exceeded $3,000,000 for the year ended December 31, 2015, with an exercise price of $2.48.  This condition was not met during the year ended December 31, 2015, so no value was recorded for these warrants.

The accompanying condensed consolidated financial statements include the results of IPG from the date of acquisition, March 26, 2015.  The pro forma effects of the acquisition on the results of operations as if the transaction had been completed on January 1, 2015, are as follows:

Nine months ended September 30, 2015 (Unaudited)
Total net revenues	$1,447,122
Net loss	(6,822,689)
Net loss per common share:
Basic and diluted	$(0.48)

Chiefton Acquisition

On September 25, 2015, we closed an asset purchase agreement for the purchase of substantially all the assets of Chiefton Supply Co., a Colorado corporation, and established a dba within GCC of Chiefton.  This acquisition expands our service offerings in the cannabis industry and provides a new revenue stream.

We acquired the Chiefton assets for consideration of 80,000 restricted shares of our common stock.  The aggregate consideration was as follows:

Cash	$12,249
Common stock	69,400
Aggregate consideration	$81,649

The value of the common stock consideration was estimated based on our closing common stock price on September 25, 2015, or $1.02 per share, reduced by a discount of 15% due to restrictions in the ability to trade our shares.  The $69,400 value of stock consideration was originally included in accrued stock payable on the condensed consolidated balance sheet.  As of September 30, 2016, all common stock has been issued.

The purchase price allocation is as follows:

Inventory	$12,249
Intangible assets – intellectual property	69,400
$81,649

We finalized the purchase price allocation in the fourth quarter of the year ended December 31, 2015.

NOTE 3.   LONG-LIVED ASSETS

Property and Equipment

Depreciation expense was $11,944 and $5,574, respectively, for the three months ended September 30, 2016 and 2015, and $36,070 and $16,723, respectively, for the nine months ended September 30, 2016 and 2015.  We have not recognized any impairment as of September 30, 2016.

Intangible Assets

Intangible assets consisted of the following as of September 30, 2016:

	Gross	Accumulated Amortization	Net	Estimated Life (in years)
Customer relationship intangible	$1,000,000	$151,782	$848,218	10
Marketing-related intangibles	200,000	60,712	139,288	5
Non-compete agreements	500,000	252,968	247,032	3
Chiefton brand and graphic designs	69,400	35,270	34,130	2
Intangible assets, net	$1,769,400	$500,732	$1,268,668

Amortization expense was $86,044 and $55,452, respectively, for the three months ended September 30, 2016 and 2015, and $256,259 and $113,315, respectively, for the nine months ended September 30, 2016 and 2015.  We have not recognized any impairment as of September 30, 2016.

Goodwill

In connection with our purchase of IPG, we recorded goodwill of $187,000. We have not recognized any impairment as of September 30, 2016.

NOTE 4.    DEBT

Line of Credit – Related Party

In February 2015, we issued a senior secured note to Infinity Capital, LLC (“Infinity Capital”), as amended in April 2015, bearing 5% interest payable monthly in arrears commencing June 30, 2015 (the “Infinity Note”).   Infinity Capital, an investment management company, was founded and is controlled by our chairman of the board, Michael Feinsod, a related party.  On July 1, 2015, the outstanding principal and interest of $309,000 was settled by our issuing a 10% private placement note.  Subsequent to the settlement on July 1, 2015, we continued to borrow under the Infinity Note.  Interest expense for the Infinity Note for the nine months ended September 30, 2016, was approximately $26,540, and approximately $38,268 was accrued as of September 30, 2016.  The maturity date of the Infinity Note was August 31, 2015, however, under the terms of the 12% Notes no payments may be made before those notes are retired.

Notes Payable

	September 30, 2016	December 31, 2015
12% September 2016 notes	$3,000,000	$--
10% private placement notes	--	659,000
14% mortgage note payable (The Greenhouse)	--	600,000
8.5% convertible note payable (Pueblo West Property)	--	158,307
	3,000,000	1,417,307
Unamortized debt discount	(2,419,800)	(279,435)
	580,200	1,137,872
Less: Current portion	--	(986,475)
Long-term portion	$580,200	$151,397

12% September 2016 Notes

In September 2016, we completed a $3,000,000 private placement pursuant to a promissory note and warrant purchase agreement (the “12% Agreement”) with certain accredited investors, bearing interest at 12%, with interest and principal due September 21, 2018 (each such note, a “12% Note,” and collectively, the “12% Notes”).  In the event of default, the interest rate increases to 18%.  The 12% Notes are collateralized by a security interest in substantially all of our assets.  We may prepay the 12% Notes at any time, but in any event must pay at least one year of interest.

Subject to the terms and conditions of the 12% Agreement, each investor was granted fully-vested warrants equal to their note principal times three (the “12% Warrants”), or nine million warrants, with a life of three years.  4.5 million warrants have an exercise price of $0.35 per share and the other 4.5 million warrants have an exercise price of $0.70 per share.  Should we issue any equity-based instruments at a price lower than the exercise price(s) of the 12% Warrants, other than under our Incentive Plan, the exercise price(s) of the 12% Warrants will be adjusted to the lower price.  The 12% Warrants may be exercised at the option of the holder (a) by paying cash, (b) by applying the amount due under the 12% Notes as consideration, or (c) if there is no effective registration statement for the 12% Warrants within six months of being granted, the holder may exercise on a cashless basis.  Since the 12% Warrants include a clause requiring repricing, the warrants are considered to be a derivative that is recorded as a liability at fair value.

We received $2,450,000 of cash for issuing the 12% Notes.  $300,000 of 10% Notes and $250,000 of the 14% Mortgage Note Payable were converted into 12% Notes.  We concluded that these conversions met the criteria for a debt extinguishment and, accordingly, recorded a loss on extinguishment of $1,728,280 for the three and nine months ended September 30, 2016.  The loss on extinguishment represents the fair value of the 12% Warrants issued to the previous 10% Note holders and the 14% Mortgage Note Payable lender.  The fair value of the 12% Warrants not associated with the conversions was recorded as a debt discount of $2,450,000 and interest expense of $5,189,000.  The 12% Notes are otherwise treated as conventional debt.

8% August 2016 Notes

In August 2016, we completed a private placement pursuant to a promissory note and warrant purchase agreement (the “8% Notes”) with two accredited investors, bearing interest at 8%, payable on demand by the lenders.  Subject to the terms of the 8% Notes, we issued 100,000 warrants having an exercise price of $0.78 per share, with a life of three years.  We received cash of $50,000.  The debt is treated as conventional debt and the fair value of the warrants is included in additional paid-in capital.  Since the 8% Notes are payable on demand, the $31,100 fair value of the warrants was expensed immediately, included in amortization of debt discount on the condensed statements of operations for the three and nine months ended September 30, 2016.  One of the 8% Notes was with one of our board members.  Both 8% Notes were paid off with proceeds from the 12% Notes in September 2016.

10% Private Placement Notes

In September 2016, we extinguished the 10% Notes by paying cash of $359,000 and converting $300,000 into 12% Notes.

In 2015, we completed a private placement pursuant to a promissory note and warrant purchase agreement (the “10% Agreement”) with certain accredited investors, bearing interest at 10% payable quarterly (each such note, a “10% Note,” and collectively, the “10% Notes”).  Subject to the terms and conditions of the 10% Agreement, each investor is granted fully-vested warrants equal to their note principal divided by two (the “10% Warrants”) (with standard dilution clauses).  The 10% Warrants are exercisable for a period of eighteen months after grant date and have an exercise price of $1.08 per share.  The debt is treated as conventional debt.  The 10% Notes are collateralized by a security interest in substantially all of our assets.

$309,000 of the 10% Notes were due to a related party, Infinity Capital.  For the nine months ended September 30, 2016, approximately $22,500 of interest expense under the 10% Notes relates to Infinity Capital.  The Infinity Capital portion of the principle and accrued interest of the 10% Notes was settled for cash of $347,000, in September 2016.

On June 3, 2016, we reached an agreement with the 10% Note holders to extend the maturity date from May 1, 2016 to January 31, 2017.  In exchange for the extension, we issued the holders an aggregate of 659,000 additional warrants to purchase our common stock at $1.07 per share for a period of five years, with an aggregate fair value of $358,000, determined using Black-Scholes, a risk-free rate of 1.2% and volatility of 151%.  We concluded that this modification of the debt instruments met the criteria for a debt extinguishment and, accordingly, recorded additional paid-in capital and a loss on extinguishment of debt of $358,000 during the three months ended June 30, 2016, .  Absent the warrants, the fair value of the new debt remained the same as the fair value of the original debt.

14% Mortgage Note Payable (The Greenhouse)

In September 2016, we extinguished the Greenhouse Mortgage by paying cash of $350,000 and converting $250,000 into 12% Notes.  The remaining unamortized debt discount of $13,280 was included in loss on extinguishment of debt in the condensed statements of operations during the three and nine months ended September 30, 2016.

In October 2014, we executed a mortgage on The Greenhouse in the amount of $600,000, bearing 14.0% interest payable monthly, with a maturity date of October 21, 2016 (the “Greenhouse Mortgage”).  The debt is treated as conventional debt.

In addition, we granted warrants to Evans Street Lendco LLC (“Evans Lendco”), the note holder of the Greenhouse Mortgage, which expire on October 21, 2016.  The warrants vested immediately and allowed for Evans Lendco to purchase 600,000 shares of our common stock at a price of $4.40 per share, (with standard dilution clauses).  Due to the drop in our stock price, on July 29, 2015, we agreed with Evans Lendco to replace the warrants previously issued to Evans Lendco with warrants to purchase 225,000 shares of our stock at $1.20 per share with a term of two years.  The estimated fair value of the replacement warrants is less than the fair value of the original warrants on their date of grant.  Accordingly, we continued to amortize the remaining fair value of the original warrants over the remaining life of the underlying debt until the debt was extinguished in September 2016.

8.5% Convertible Note Payable (Pueblo West Property)

In September 2016, we extinguished the Pueblo Mortgage by paying cash of $153,189.

In December 2013, we executed a mortgage on our Pueblo West Property in the amount of $170,000, bearing 8.5% interest with monthly principal and interest payments totaling $1,674, with the balance due on December 31, 2018 (the “Pueblo Mortgage”). This note is convertible at any time at $5.00 per share.

Derivative treatment is not required, as the conversion feature meets the scope exception. The conversion feature is not beneficial, because the conversion price was higher than the stock price on the commitment date.  Accordingly, we treated the Pueblo Mortgage as conventional debt.

12% Convertible Notes

Conversion of 12% Convertible Notes

During the year ended December 31, 2015, lenders converted $321,123 of 12% Convertible Notes for 64,225 shares of our common stock.  The December 2013 Issuance and the January 2014 Issuance (collectively, the “12% Convertible Notes”) included a provision that if the trading stock price exceeded $10 for twenty consecutive trading days and the daily volume for those twenty consecutive trading days exceeds 25,000 shares, then the 12% Convertible Notes convert into shares of our common stock on or after December 1, 2015.  As of April 24, 2014, these parameters were met.  On December 1, 2015, the remaining $1,330,000 of convertible notes was automatically converted to 266,000 shares of our common stock.

December 2013 Issuance

In December 2013, we entered into convertible promissory notes with various third parties totaling $530,000 (the “December 2013 Issuance”). The principal amounts of these notes ranged between $10,000 and $150,000. The notes required quarterly interest payments at 12%, and were convertible into shares of our common stock at a conversion rate of $5.00 per share (with standard dilution clauses).

Derivative treatment was not required, as the conversion feature met the scope exception. The conversion feature was not beneficial, because the conversion price was higher than the stock price on the commitment date.  Accordingly, we treated the December 2013 Issuance as conventional debt.

January 2014 Issuance

In January 2014, we entered into convertible promissory notes with various third parties totaling $1,605,000 (the “January 2014 Issuance”). The principal amounts of these notes ranged between $10,000 and $200,000. The notes required quarterly interest payments at 12%, and were convertible into shares of our common stock at a conversion rate of $5.00 per share (with standard dilution clauses).

Derivative treatment was not required, as the conversion feature met the scope exception.  Since the initial conversion price was less than the market value of the common stock at the time of issuance, it was determined that a beneficial conversion feature existed. The intrinsic value of the beneficial conversion feature and the combined value of the debt discount resulted in a value greater than the value of the debt and, as such, the total discount was limited to the value of the debt balance of $1,605,000.

Annual maturities of long-term debt (excluding unamortized discount) for the next three years, consist of:

Year ending December 31,
2016	$--
2017	--
2018	3,000,000
$3,000,000

NOTE 5.  ACCRUED STOCK PAYABLE

The following tables summarize the changes in accrued common stock payable during the nine months ended September 30, 2016:

	Amount	Number of Shares
December 31, 2015	$1,532,420	$730,000
IPG acquisition -- issued	(843,200)	(400,000)
Chiefton acquisition -- issued	(69,400)	(80,000)
Feinsod Agreement -- accrual	192,800	--
Consulting services -- accrual	6,988	--
Consulting services -- issued	(25,000)	(50,000)
Employment agreements -- accrual	567	--
Employment agreements -- issued	(132,175)	(50,000)
September 30, 2016	$663,000	$150,000

Feinsod Agreement

On August 4, 2014, we entered into an agreement with Michael Feinsod in consideration for serving as Executive Chairman of the Board and as a member of our Board of Directors (the “Board”) and pursuant to the terms of the Executive Board and Director Agreement (the “Feinsod Agreement”).  The Board approved the issuance to Infinity Capital of (a) 200,000 shares of our common stock on August 4, 2014; (b) 1,000,000 shares of our common stock upon the uplisting of our common stock to the OTC Market’s OTCQB; (c) 150,000 shares of our common stock on August 4, 2015; and (d) 150,000 shares of our common stock on August 4, 2016.  All shares, except the final tranche of 150,000 shares, have been issued as of September 30, 2016.  Mr. Feinsod must remain a member of the Board in order for the common stock to be issued.  In addition, the Feinsod Agreement requires the issuance of a number of shares of our common stock to Infinity Capital equal to 10% of any new issuances not to exceed 600,000 shares of our common stock in the aggregate during the time that Mr. Feinsod remains a member of the Board (the “New Issuance Allowance”).  Under the terms of the Feinsod Agreement, the New Issuance Allowance will not be triggered upon issuances relating to convertible securities existing as of the date of the Feinsod Agreement.  For illustrative purposes, if we issue 7,000,000 new shares of common stock, then the New Issuance Allowance issued to Infinity Capital would be capped at 600,000 shares of our common stock.  No shares have been issued under the New Issuance Allowance.

The 1,000,000 shares of our common stock were valued at $2.97 per share, based on the closing price of our common stock of $3.49 on April 27, 2015, and then reduced by 15% due to restrictions on the ability to trade our shares.  The other shares under the Feinsod Agreement were valued at $4.42 per share, based on the closing price of our common stock of $5.20 on August 4, 2014, and then reduced by 15% due to restriction on the ability to trade our common stock.  We are recognizing expense for the unissued shares ratably over the vesting period.

Employment Agreements

On May 13, 2015, we hired two individuals from Next Big Crop, an unaffiliated entity serving the cannabis industry, to service our new and existing clients. We did not purchase any existing client base from Next Big Crop and upon execution of employment agreements, granted these persons a total of 100,000 shares of our common stock with a vesting date of January

1, 2016. On the date of grant, the 100,000 shares had an initial fair value of $311,000, based on a closing price per share of our common stock of $3.11 on May 13, 2015. Due to restrictions in the ability to trade our shares, a discount of fifteen percent (15%) was applied to the fair value of the shares. After taking into consideration the illiquidity of the shares, the fair value was determined to be $264,350.  One individual forfeited his shares, so expense was only recognized for 50,000 shares.  These shares were issued in April 2016.

Consulting Agreement

On July 15, 2015, we entered into an agreement with an individual to provide consulting services to customers in exchange for 50,000 shares of our common stock to be delivered on March 15, 2016.  The fair value of the common stock is determined at the end of each reporting period and the pro rata amount earned is recognized as accrued stock payable over the term of the agreement.  These shares were issued in March 2016.

NOTE 6.  DERIVATIVE WARRANT LIABILITY

On September 21, 2016, in connection with the 12% Notes, we issued the 12% Warrants, which are treated as a derivative liability and adjusted to fair value at the end of each period.  The underlying assumptions used in the binomial model to determine the fair value of the derivative warrant liability were:

	September 21, 2016	September 30, 2016
Current stock price	$1.20	$1.91
Risk-free interest rate	0.92%	0.77%
Expected dividend yield	--	--
Expected term (in years)	3.0	3.0
Expected volatility	146%	146%
Number of iterations	5	5

The initial fair value of the derivative warrant liability was recorded as follows:

Extinguishment of debt	$1,715,000
Interest expense	5,189,000
Debt discount	2,450,000
Initial fair value of warrants issued	$9,354,000

Changes in the derivative warrant liability were as follows:

January 1, 2016	$--
Initial fair value of warrants issued	9,354,000
Increase in fair value	6,032,000
September 30, 2016	$15,386,000

NOTE 7.   COMMITMENTS AND CONTINGENCIES

Legal

To the best of the Company’s knowledge and belief, no legal proceedings of merit are currently pending or threatened against the Company.

NOTE 8.   STOCKHOLDERS’ EQUITY

Share-based expense consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Employee Awards	$740,844	$695,788	$1,574,906	$1,319,355
Consulting Awards	103,869	24,196	151,385	41,650
Feinsod Agreement	27,504	143,725	192,800	3,606,794
DB Option Agreement	--	--	55,100	--
	$872,217	$863,709	$1,974,191	$4,967,799

Employee Stock Options

On October 29, 2014, the Board authorized the adoption of and on June 26, 2015, our stockholders ratified our 2014 Equity Incentive Plan (the “Incentive Plan”).  The Incentive Plan provides for the issuance of up to 10 million shares of our common stock, and is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning our long term interests with participants.  In April 2016, we filed a Registration Statement on Form S-8 (the “Registration Statement”), which automatically became effective in May 2016.  The Registration Statement relates to 10,000,000 shares of our common stock, which are issuable pursuant to, or upon exercise of, options that have been granted or may be granted under our Incentive Plan.

Share-based compensation costs for award grants to employees and directors (“Employee Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested.  The following summarizes the Black-Scholes assumptions used for Employee Awards granted during the nine months ended September 30, 2016:

Exercise price	$ 0.61 -- 1.01
Stock price on date of grant	$ 0.63 -- 1.01
Volatility	146 -- 153%
Risk-free interest rate	0.71 – 0.90%
Expected life (years)	3.0
Dividend yield	--

The following summarizes Employee Awards activity:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2015	2,509,000	$1.49
Granted	6,440,800	0.76
Forfeited	(263,350)	0.75
Outstanding at September 30, 2016	8,686,450	0.97	2.8	$8,918,000

Exercisable at September 30, 2016		$1.65	2.3	$883,960

As of September 30, 2016, there was approximately $3,658,000 of total unrecognized compensation expense related to unvested Employee Awards, which is expected to be recognized over a weighted-average period of eight months.

Warrants for Consulting Services

As needed, we may issue warrants to third parties in exchange for consulting services.  Stock-based compensation costs for award grants to third parties for consulting services (“Consulting Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested.  Consulting Awards are revalued at each reporting date until fully vested, which may generate an expense or benefit.

The following summarizes the Black-Scholes assumptions used for Consulting Awards granted during the nine months ended September 30, 2016:

Exercise price	$ 0.60 -- 1.20
Stock price on valuation date	$ 1.91
Volatility	146 -- 150%
Risk-free interest rate	0.77 – 1.14%
Expected life (years)	2.2 – 4.8
Dividend yield	--

The following summarizes Consulting Awards:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2015	252,500	$3.62
Granted	55,000	1.01
Outstanding at September 30, 2016	307,500	3.15	1.3	$64,525

Exercisable at September 30, 2016	300,000	$3.22	1.2	$54,700

As of September 30, 2016, there was approximately $2,600 of total unrecognized expense related to unvested Consulting Awards, which is expected to be recognized over a weighted-average period of three months.

IPG Acquisition Warrants

In connection with the IPG APA, we issued to IPG 500,000 fully-vested warrants to purchase a) 250,000 shares of our common stock at $4.50 per share, (the “IPG $4.50 Warrants”), and b) 250,000 shares of our common stock at $5.00 per share (the “IPG $5.00 Warrants”) (collectively, the “IPG Warrants”). The IPG Warrants are subject to customary adjustments in the event of our reclassification, consolidation, merger, subdivision of shares of our common stock, combination of shares of our common stock or payment of dividends in the form of the our common stock. The IPG Warrants expire three years after their initial issuance date.

As of September 30, 2016, all of the IPG Warrants are outstanding and exercisable.

Warrants with Debt

The following summarizes warrants issued with debt:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2015	597,200	$1.41
Granted	9,759,000	0.56
Outstanding at September 30, 2016	10,356,200	0.61	3.0	$13,564,795

Exercisable at September 30, 2016	10,356,200	$0.61	3.0	$13,564,795

DB Option Agreement warrants

In order to extend the DB Option Agreement with Infinity Capital, in March 2016 we granted Infinity Capital warrants to purchase 100,000 shares of our common stock at an exercise price of $0.67 per share with a five year life.  The fair value of $55,100 is included in equity-based expense.  The following summarizes the Black-Scholes assumptions used to estimate the fair value of the DB Option Agreement warrants:

Stock price on date of grant	$ 0.61
Volatility	150%
Risk-free interest rate	1.2%
Expected life (years)	5.0
Dividend yield	--

2013 Warrants

Between July 11, 2013 and September 19, 2013, we issued 973,000 shares of our common stock and 973,000 fully-vested warrants (the “2013 Warrants”) for cash consideration of $1.00 per share. Each 2013 Warrant entitled the holder to purchase one share of our common stock at a price of $10.00 per share. The 2013 Warrants expired unexercised on August 1, 2016.

NOTE 9.  NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period.  Diluted net loss per share is computed similarly to basic loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised.

Outstanding stock options and common stock warrants are considered anti-dilutive because we are in a net loss position.  Accordingly, the number of weighted average shares outstanding for basic and fully diluted net loss per share are the same.

NOTE 10.   SUBSEQUENT EVENTS

As described in Note 1, as of September 30, 2016, Infinity Capital, a related party, had a 50% equity interest in DB and an $800,000 loan to DB.  We have an option to purchase all of Infinity Capital’s interest in DB.  In October 2016, we loaned $75,000 to DB, which bears interest at 14% and is payable in May 2017.  Infinity Capital has agreed to subordinate its right to repayment and security interest to our rights under our loan to DB.

NOTE 11.   SEGMENT INFORMATION

Our operations are organized into four segments: Security and Cash Management Services; Marketing and Products; Consulting and Advisory; and Finance and Real Estate.  All revenue originates and all assets are located in the United States.  We have revised our disclosure to correspond to the information provided to the chief operating decision maker.

Three months ended September 30

2016	Security and Cash Management	Marketing and Products	Consulting and Advisory	Finance and Real Estate	Total
Revenues, net	$560,713	$106,402	$117,700	$25,565	$810,380
Costs and expenses	(528,916)	(164,543)	(162,404)	(13,352)	(869,215)
Other expense	--	--	--	(6,414)	(6,414)
	$31,797	$(58,141)	$(44,704)	$5,799	(65,249)
Corporate expenses					(14,381,845)
				Net loss	$(14,447,094)

2015	Security and Cash Management	Marketing and Products	Consulting and Advisory	Finance and Real Estate	Total
Revenues, net	$503,703	$9,494	$52,295	$27,825	$593,317
Costs and expenses	(521,099)	(28,328)	(63,519)	(3,157)	(616,103)
Other expense	--	--	--	(3,385)	(3,385)
	$(17,396)	$(18,834)	$(11,224)	$21,283	(26,171)
Corporate expenses					(1,672,064)
				Net loss	$(1,698,235)

Nine months ended September 30

2016	Security and Cash Management	Marketing and Products	Consulting and Advisory	Finance and Real Estate	Total
Revenues, net	$1,599,907	$222,541	$288,588	$93,398	$2,204,434
Costs and expenses	(1,604,932)	(325,640)	(345,967)	(36,731)	(2,313,270)
Other expense	--	--	--	(10,876)	(10,876)
	$(5,025)	$(103,099)	$(57,379)	$45,791	(119,712)
Corporate expenses					(16,852,085)
				Net loss	$(16,971,797)

2015	Security and Cash Management	Marketing and Products	Consulting and Advisory	Finance and Real Estate	Total
Revenues, net	$897,807	$34,861	$52,295	$92,413	$1,077,376
Costs and expenses	(929,421)	(112,919)	(63,519)	(24,880)	(1,130,739)
Other expense	--	--	--	(9,200)	(9,200)
	$(31,614)	$(78,058)	$(11,224)	$58,333	(62,563)
Corporate expenses					(6,813,387)
				Net loss	$(6,875,950)

Total assets	September 30, 2016	December 31, 2015
Security and Cash Management	$110,127	$132,314
Marketing and Products	57,999	127,345
Consulting and Advisory	125,497	22,268
Finance and Real Estate	1,247,281	431,639
Corporate	3,034,077	2,969,145
	$4,574,981	$3,682,711

All assets are located in the United States.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The expenses we are paying are set forth in the following table.  All of the amounts shown are estimates, except for the SEC filing fee.

SEC filing fee	$3,390.08
Legal fees and expenses	50,000.00
Accounting fees and expenses	50,000.00
Miscellaneous	5,000.00
$108,390.08

Item 14.  Indemnification of Directors and Officers

Our Articles of Incorporation provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 15.  Recent Sales of Unregistered Securities

During the three year period preceding September 30, 2016 we sold the unregistered securities listed below. Each of the issuances by us was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D or Rule 701 promulgated under the Securities Act.

On November 22, 2016, we issued to a new member of our board of directors warrants to purchase 100,000 shares of our common stock at an exercise price of $3.07 per share, with a one year vesting period and a life of three years.

On September 21, 2016, we entered into our $3,000,000 12% Notes, which included (a) 4.500,000 warrants to purchase our common stock, with an exercise price of $0.35 per share and a three year life, and (b) 4,500,000 warrants to purchase our common stock, at an exercise price of $0.70 per share with a three year life.

On September 21, 2016, we issued to a consultant for services rendered, fully-vested warrants to purchase 20,000 shares of our common stock at an exercise price of $1.20 per share with a three year life.

On August 15, 2016, we entered into the 8% Notes for $50,000, which included warrants to purchase 100,000 shares of our common stock at an exercise price of $0.78 per share with a three year life.

On July 1, 2016, we issued to four consultants for services rendered, fully-vested warrants to purchase 35,000 shares of our common stock at an exercise price of $0.90 per share with a five year life.

On June 3, 2016, we issued to our 10% Note holders 659,000 warrants to purchase our common stock, with an exercise price of $1.07 per share and a life of five years, as consideration for extending the due date of the 10% Notes to January 2017.

On April 19, 2016, we issued 400,000 shares of our common stock for the IPG Acquisition.

On April 19, 2016, we issued 80,000 shares of our common stock for the Chiefton Acquisition.

On March 31, 2016, we issued to Infinity Capital warrants to purchase 100,000 shares of our common stock at an exercise price of $0.67 per share with a five year life, in consideration for extending the expiration date of the DB Option Agreement.

On December 18, 2015, we issued to a consultant for services rendered, warrants to purchase 7,500 shares of our common stock at an exercise price of $0.60 per share, with a one year vesting period and a life of three years.

On December 18, 2015, we issued 100,000 shares of our common stock as part of the IPG Acquisition.

On December 17, 2015, we issued 150,000 shares of our common stock in accordance with the Feinsod Agreement.

On August 31, 2015, we issued to a consultant for services rendered, fully-vested warrants to purchase 5,000 shares of our common stock at an exercise price of $1.03 per share and a life of three years.

On July 15, 2015, we agreed to issue 50,000 shares to a consultant for services rendered, with a vesting period of eight months.  These shares were issued on March 4, 2016.

Between May 8, 2015 and July 1, 2015, we issued the 10% Notes for $659,000, which included fully-vested warrants to purchase 329,500 shares of our common stock at an exercise price of $1.08 per share and a life of 18 months. The remaining warrants outstanding were amended on December 5, 2016 to extend the expiration date of the warrants to December 31, 2017.

On July 1, 2015, we issued to a consultant for services rendered, warrants to purchase 25,000 shares of our common stock at an exercise price of $1.88 per share, with a one year vesting period and a life of three years.

On June 26, 2015, for services rendered by two consultants, each received fully-vested warrants to purchase 25,000 shares of our common stock at an exercise price of $2.10 and a life of three years.

On May 13, 2015, we agreed to issue 50,000 shares each to two employees, with a vesting period of eight months.  One employee forfeited their shares.  The other 50,000 shares were issued on April 19, 2016.

On April 28, 2015, we issued one million shares of our common stock in accordance with the Feinsod Agreement.

On April 27, 2015, we issued to a consultant for services rendered, warrants to purchase 20,000 shares of our common stock at an exercise price of $3.49 per share, with a one year vesting period and a life of two years.

On April 24, 2015, we issued to a consultant for services rendered, warrants to purchase 20,000 shares of our common stock at an exercise price of $3.75 per share, with a one year vesting period and a life of two years.

On December 12, 2014, we agreed to issue to a consultant for services rendered (a) 50,000 shares of our common stock and (b) warrants to purchase 150,000 shares of our common stock at an exercise price of $4.40 per share and a life of two years.  The shares of common stock were issued on January 9, 2015.

On October 12, 2014, in connectsion with The Greenhouse Mortgage, we issued warrants to purchase 600,000 shares of our common stock at an exercise price of $4.40 per share and a life of two years.

On August 4, 2014, we issued 200,000 shares of our common stock in accordance with the Feinsod Agreement.

In January 2014, we entered into the 12% Convertible Notes with various third parties, which were convertible into shares of our common stock at a conversion rate of $5.00 per share.  The shares underlying $255,000 of 12% Convertible Notes were not registered, as they were converted into 51,000 shares of our common stock before the registration statement for the 12% Convertible Notes was declared effective.

On December 9, 2013, we issued 40,000 shares of our common stock to a consultant for services rendered.

On June 30, 2013, our predecessor company, Advanced Cannabis Solutions, Inc. (“ACSI”), a private Colorado corporation, sold 12,400,000 shares of ACSI’s common to 18 persons, ten of whom were accredited investors, for par value, or $0.001 per share, or $12,400.  To affect our reverse merger in 2013, we exchanged an equal number of our shares of common stock for the shares of ASCI.

Item 16.  Exhibits

Exhibit Number	Description
1	Securities Purchase Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 3, 2015.)
2	Articles of Merger (Acquisition of shares in Advanced Cannabis Solutions) (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
3.1	Articles of Incorporation (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
3.2	Articles of Amendment (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
3.3	Amended and Restated Articles of Incorporation (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
3.4	Bylaws (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)

3.5	Articles of Amendment (name change) (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 30, 2014.)
3.6	Articles of Amendment (name change) (Incorporated by reference to the same exhibit filed with our Form 8-K filed June 18, 2015.)
4.1	Senior Secured Note dated February 19, 2015 (Incorporated by reference to the same exhibit filed with our Form 8-K filed February 24, 2015.)
4.2	Warrant dated March 16, 2015 (Incorporated by reference to the same exhibit filed with our Form 8-K filed March 31, 2015.)
4.3	Senior Secured Note dated April 30, 2015 (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 1, 2015.)
4.4	Secured Promissory Note (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 14, 2015.)
4.5	Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed April 6, 2016.)
4.6	Amendment to Warrants to Purchase Shares of Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed December 5, 2016.)
5.1*	Opinion of Morrison & Foerster LLP
10	Share Exchange Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 14, 2013.)
10.1	Securities Purchase Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.2	Warrant (Series C) (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.3	Registration Rights Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.4	Form of Convertible Note (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.5	Form of Guarantee (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.6	Form of Security Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.7

Amendment No.1 to the Securities Purchase Agreement and Amendment No.1 to the Warrant to Purchase Common Stock by and between the Company and Full Circle Capital Corporation dated September 24, 2014 (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 30, 2014.)

10.8	Agreement Regarding Sale of Oil and Gas Mapping Business (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.9	Note and Deed of Trust (Pueblo County, Colorado purchase) (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.10	Form of Convertible Note (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.11	Form of Series A Warrant (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.12	Form of Series B Warrant (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.13	Lease Agreement (Pueblo Property) (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.14	Promissory Note (the “Greenhouse”) (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.15	Common Stock Warrant dated October 21, 2014 (Incorporated by reference to the same exhibit filed with our Form 8-K filed October 27, 2014.)
10.16

Executive Chairman of the Board and Director Agreement between the Company and Michael Feinsod dated August 4, 2014 (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 5, 2014.)

10.17	Independent Contractor Agreement with Brian Kozel dated October 24, 2014 (Incorporated by reference to the same exhibit filed with our Form 8-K filed November 21, 2014.)
10.18	Asset Purchase Agreement by and among the Company, GC Security LLC and Iron Protection Group LLC (Incorporated by reference to the same exhibit filed with our Form 8-K filed March 16, 2015.)
10.19	Amendment No. 2 to Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 6, 2015.)
10.20	Security Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 14, 2015.)

10.21	Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 14, 2015.)
10.22	Employee Nonstatutory Stock Option Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed July 16, 2015.)
10.23	Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 3, 2015.)
10.24

Asset Purchase Agreement, Bill of Sale, Assignment and Assumption Agreement and Intellectual Property Assignment Agreement (Incorporated by reference to the same exhibits filed with our Form 8-K filed October 1, 2015.)

10.25	Option for the Company to Purchase Note and Equity Interest (Incorporated by reference to the same exhibit filed with our Form 8-K filed November 9, 2015.)
10.26	Amendment to Option to Purchase Note and Equity Interest (Incorporated by reference to the same exhibit filed with our Form 8-K filed June 8, 2016.)
10.27	Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed June 8, 2016.)
10.28	Form of Promissory Note (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 26, 2016.)
10.29	Warrants to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 26, 2016.)
10.30	Form of Purchase Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.31	Form of Promissory Note (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.32	Form of Security Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.33	Form of Series A Warrant (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.34	Form of Series B Warrant (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
21.1*	Subsidiaries
23.1*	Consent of Hall and Company, Independent Registered Public Accounting Firm
23.2*	Consent of Hartley Moore Accountancy Corp., Independent Registered Public Accounting Firm
23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

*   Filed herewith.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act.

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act to any purchaser, if the registrant is relying on Rule 430B:

(a)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by law, contract, arrangement, statute, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on December 5, 2016.

GENERAL CANNABIS CORP

By:	/s/ Robert L. Frichtel
Robert L. Frichtel
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates indicated.

December 5, 2016	By:	/s/ Robert L. Frichtel
Robert L. Frichtel
Principal Executive Officer and Director

December 5, 2016	By:	/s/ Shelly Whitson
Shelly Whitson
Principal Financial and Accounting Officer

December 5, 2016	By:	/s/ Michael Feinsod
Michael Feinsod
Chairman of the Board of Directors

December 5, 2016	By:	/s/ Peter Boockvar
Peter Boockvar
Director

December 5, 2016	By:	/s/ Duncan Levin
Duncan Levin
Director